EXHIBIT 10.8

STOCK AND WARRANT PURCHASE AGREEMENT

This Stock and Warrant Purchase Agreement (this “Agreement”) is entered into as of March 24, 2021 (the “Effective Date”), between Aceragen, Inc., a Delaware corporation with a principal place of business at 15 T.W. Alexander Drive, Suite 418, Research Triangle Park, NC 22709 (“Aceragen”) and NovaQuest Co-Investment Fund XV, L.P., a Delaware limited partnership, with a place of business at 4208 Six Forks Road, Suite 920 Raleigh, NC 27609 (“NovaQuest”). Aceragen and NovaQuest are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

INTRODUCTION

A.Aceragen is dedicated to the research, development, and commercialization of products for the treatment of human diseases, disorders, and conditions.

B.Aceragen desires to sell and issue shares of its capital stock and warrants to purchase shares of its capital stock to raise funds to develop and commercialize certain pharmaceutical products under development.

C.NovaQuest is willing to purchase such shares and warrants pursuant to the terms and conditions of this Agreement.

D.As a condition to Closing and as a material inducement for NovaQuest’s entry into this Agreement, NovaQuest and Aceragen will enter into a security agreement pursuant to which Aceragen will grant to NovaQuest a security interest in the Product Assets and the proceeds thereof in the form and substance as set forth on Exhibit A (the “Security Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including the foregoing recitals, exhibits and schedules hereto, the following terms shall have the meanings assigned to them in this Article and include the plural as well as the singular and include all participles of each such term, as applicable.

“AAA” has the meaning set forth in Section 11.3(b).

“AAA Rules” has the meaning set forth in Section 11.3(b).

“Aceragen” has the meaning set forth in the preamble hereto.

“Act” shall mean, collectively, the United States Federal Food, Drug, and Cosmetic Act of 1938, including any amendments thereto, and all regulations promulgated thereunder and any successor laws.

“Affiliate” means, with respect to an entity, any business entity controlling, controlled by, or under common control with, such entity, but only for so long as such control exists. For the purposes of this definition, “controlling,” “controlled”, and “control” mean the possession, directly (or indirectly through one or more intermediary entities), of the power to direct the management or policies of an entity, including through ownership of fifty percent (50%) or more of the voting securities of such entity (or, in the case of an entity that is not a corporation, ownership of fifty percent (50%) or more of the corresponding interest for the election of the entity’s managing authority). Notwithstanding the foregoing, Vizigen Therapeutics, Inc., a Delaware corporation (“Vizigen”) shall not be deemed an “Affiliate” of Aceragen for purposes of the Transaction Agreements as a result of being “controlled” by the same stockholders as Aceragen.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means any applicable law, rule, or regulation of any Governmental Authority, or judgment, order, writ, decree, permit, or license of any Governmental Authority.

“Approval Milestone Distribution” has the meaning set forth in Section 4.1(b).

“Arbitration” has the meaning set forth in Section 11.3(b).

“Arbitrator” has the meaning set forth in Section 11.3(c).

“BLA” means a Biologics License Application, as defined in as defined in 21 C.F.R. 600 et seq., filed with the FDA, or any successor application thereto in the U.S.

“Board” means the Board of Directors of Aceragen.

“Business Day” means any day other than Saturday, Sunday, or any day on which banking institutions located in the State of New York are permitted or obligated by law to close.

“Capital Contribution” has the meaning set forth in Section 3.1.

“Capital Request Amount” means, with respect to a Fiscal Quarter, an amount equal to the lesser of (i) the total amount of Eligible Expenses incurred during such Fiscal Quarter, or (ii) the difference between the Total Funding Commitment and then-current Total Funded Amount.

“Change of Control” means, with respect to a party, (a) any merger, consolidation, share exchange, reorganization, or other transaction involving such party, or the sale by one or more stockholders or equity holders of stock or ownership interests of such party, except in each case any transaction in which the stockholders or equity holders of such party immediately prior to such transaction continue to own a majority of the voting power of the acquiring, surviving, or successor entity; or (b) the sale, transfer, or other disposition, in a single transaction or series of related transactions, by such party of all or substantially all the assets of such party.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” means the date on which the Closing actually occurs, in accordance with and as described in Section 2.1.

“Commercialize” means engaging in marketing, promoting, distributing, importing, exporting, offering to sell, or selling the Product, or any other activity directed towards the same, including commercial manufacturing activities.

“Commercialization” shall have a corresponding meaning.

“Commercially Reasonable Efforts” means (a) with respect to obligations relating to the Product, (i) before receipt of U.S. Approval, the level of effort and resources commonly dedicated in the pharmaceutical industry by a Permitted Company to the development of a product of similar commercial potential at a similar stage in its lifecycle to the Product, taking into account the CRE Considerations and (ii) after receipt of U.S. Approval, the level of effort and resources commonly dedicated in the pharmaceutical industry by a Permitted Company to manufacturing and commercialization of a product of similar commercial potential as determined on a market-by-market basis without regard to the particular circumstances of Aceragen or any other Responsible Party, any other product opportunities of Aceragen or any other Responsible Party, or any distributions due to Stockholder; and (b) with respect to obligations relating to a PRV, at least the level of effort and resources commonly dedicated in the pharmaceutical industry by a Permitted Company that desires to market and sell a priority review voucher granted by the FDA, the negotiation of an agreement for the sale or other monetization of such priority review voucher granted by the FDA, the consummation of such agreement, and the enforcement of the contract documents with respect to such agreement. Without limiting or derogating from the generality of the foregoing, Commercially Reasonable Efforts requires Aceragen and each other Responsible Party to: (A) promptly assign responsibility for all Development and Commercialization activities to specific employees who are held accountable for progress; (B) monitor the progress of such employees on an on-going basis; (C) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such Development (including in accordance with the Development Plan) and Commercialization activities; (D) consistently make and implement decisions and allocate and spend sufficient resources designed to advance progress with respect to such objectives and timelines; (E) employ compensation systems for its sales representatives and other employees and agents that are no less favorable than the compensation systems that Aceragen and its Affiliates apply to their other comparable development and commercialization programs, in order to reasonably incentivize such sales representatives and other employees and agents to achieve such objectives and timelines; and (F) use reasonable care in (x) selecting any Third Party to whom it may grant any rights (by license or otherwise) to Develop or Commercialize the Product and (y) negotiating and enforcing the terms of any agreement entered into with respect thereto. “Commercially Reasonable” shall have a corresponding meaning.

“Common Stock” means the Common Stock of Aceragen.

“Competing Product” means any product that prevents or treats Farber disease other than the Product.

“Confidential Information” has the meaning set forth in Section 6.1.

“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization, or importation of the subject matter in question by an unlicensed entity would infringe a claim of a Patent.

“CRE Considerations” means issues, considerations, and matters relating to safety, efficacy, the regulatory environment, and other relevant scientific and technical factors, all without regard to any distributions required to be made to Stockholder.

“Develop” or “Developing” means engaging in manufacturing, preclinical, clinical, or other research and development activities (including manufacturing activities related thereto) directed towards obtaining U.S. Approval or E.U. Approval.

“Development” means the process of Developing.

“Development Budget” means the budget included in the Development Plan for the performance of the Development Plan setting forth the estimated expenses associated with Developing the Product, as amended from time to time in accordance with the terms of this Agreement.

“Development Plan” means the plan attached hereto as Exhibit B, setting forth, in reasonable detail, the Product Development Activities, as amended from time to time in accordance with the terms of this Agreement.

“Dispute” has the meaning set forth in Section 11.3(a).

“Dispute Notice” has the meaning set forth in Section 11.3(a).

“Distribution” means each Approval Milestone Distribution, PRV Sharing Distribution, Non-Technical Failure Termination Distribution, and Required Net Sales Distribution made to Stockholder.

“Distribution End Date” means the date on which the last of the following has occurred: (a) the Satisfaction Milestone has been achieved, (b) the last valid Patent Covering the Product in both the U.S. and the European Union has expired, and (c) Regulatory Exclusivity for the Product in both the U.S. and the European Union has expired.

“Effective Date” has the meaning set forth in the preamble hereto.

“Eligible Expenses” means the reasonable and documented expenses (including reasonable general and administrative costs and corporate overhead) actually incurred by Aceragen in compliance with the Development Plan and Development Budget on or after the Effective Date in connection with the Product Development Activities during the Product Funding Period.

“Encumbrance” means any lien, charge, security interest, mortgage, option, privilege, pledge, right of first refusal, hypothecation, license, adverse ownership interest, charge, trust or deemed trust (whether contractual, statutory, or otherwise arising), or any other encumbrance, right, or claim of any other Person of any kind whatsoever whether choate or inchoate. “Encumber” means to restrict, impose, suffer, or otherwise create any Encumbrance.

“Enzyme” means the lipid hydrolase Acid Ceramidase that is more particularly described in Exhibit C.

“Enzyvant Asset Purchase Agreement” means that certain Asset Purchase Agreement by and between Aceragen and Enzyvant Therapeutics GmbH (“Enzyvant”) dated as of February 9, 2021.

“Enzyvant Expenses” has the meaning set forth in Section 8.6.

“Enzyvant Failure” means the “Closing” (as defined in the Enzyvant Asset Purchase Agreement) has not occurred by the end of the Business Day after the Closing.

“Excluded Taxes” means (i) federal withholding Taxes imposed by the U.S. federal government pursuant to the U.S. Internal Revenue Code of 1986, as amended, on amounts payable to or for the account of NovaQuest, (ii) with respect to NovaQuest (or any transferee of NovaQuest’s interest under this Agreement), Taxes imposed as a result of any present, future or former connection between NovaQuest (or such transferee) and the jurisdiction imposing such Tax (other than connections arising from NovaQuest (or such transferee) having executed, delivered, become a party to, performed its obligations under, or received payments under this Agreement).

“E.U. Approval” means the receipt of Regulatory Approval in the European Union from the European Medicines Agency.

“European Medicines Agency” or “EMA” means the European Medicines Agency, or any successor agency thereto.

“Fair Market Value” means, with respect to a particular security or item of property, a value agreed upon in writing by the Parties in good faith. If the Parties are unable to so agree within twenty-one (21) days of first commencing discussions regarding such value, then each of NovaQuest and Aceragen shall select an independent appraiser experienced in the business of evaluating or appraising the fair market value of securities or the relevant item of property. The two (2) appraisers so selected (the “Initial Appraisers”) shall appraise the fair market value of the securities or the item of property as of the date such securities are issued or such property is provided to Aceragen or any Affiliate of Aceragen. If the difference between the resulting two (2) appraisals is not greater than ten percent (10%), then the average of the appraisals shall be deemed the “Fair Market Value” of such securities or item of property. If the two (2) appraisals obtained pursuant to the foregoing differ by more than ten percent (10%), then the Initial Appraisers shall select a mutually agreeable additional appraiser (the “Additional Appraiser”), who shall be experienced in a manner similar to the Initial Appraisers. If the Initial Appraisers fail to select such Additional Appraiser as provided above within ten (10) Business Days following delivery of the initial fair market value calculations, then a Party may apply, after written notice to the other, to any judge of any court of general jurisdiction for the appointment of such Additional Appraiser. The Additional Appraiser shall then choose from the two (2) fair market value calculations determined by the Initial Appraisers the value that the Additional Appraiser reasonably considers to be closest to the fair market value of such securities or item of property and report such determination in writing to the Parties. Such value selected by the Additional Appraiser shall be deemed the “Fair Market Value” of such securities or item of property. The Parties shall share equally in the full cost of the performance of all such appraisals.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“First Commercial Sale” means the first commercial sale of the Product by a Responsible Party.

“Fiscal Quarter” means each of the following three (3) month periods during each Fiscal Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“Fiscal Year” means the twelve (12) month period from January 1 through December 31.

“Funding Event” means Aceragen’s receipt of at least $25,000,000 in proceeds from the sale of its equity securities to a person or persons other than NovaQuest.

“GAAP” means U.S. generally accepted accounting principles, as in effect on the date or for the period with respect to which such standards are applied.

“Governmental Authority” means any national, supra-national (e.g., the European Commission or the Council of the European Union), federal, state, local, or foreign court or governmental agency, authority, instrumentality, regulatory body, department, bureau, political subdivision, or other governmental entity (including the FDA and foreign equivalents of the foregoing) or any arbitrational tribunal, in each case of a competent jurisdiction, including any such authority that is responsible for issuing approvals, licenses, registrations, or authorizations necessary for the manufacture, import, sale, pricing, and/or use of the Product for human therapeutic use in any applicable regulatory jurisdiction.

“Indemnification Agreement” means an indemnification agreement in a form mutually agreed by the Parties.

“Indemnified Party” has the meaning set forth in Section 10.2(a).

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Investors’ Rights Agreement” means the Investors’ Rights Agreement in the form attached to this Agreement as Exhibit J.

“Key Employee” means each of John Taylor and Dan Salain.

“Liabilities” means any and all indebtedness, liabilities, and obligations, whether accrued, fixed, or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any law or judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment, or undertaking.

“License” means a grant of any rights in, to, or under any Product IP, or Regulatory Approvals associated with or Covering the Product in the Territory, including a grant of rights to market, sell, distribute, or otherwise Commercialize the Product in the Territory.

“Licensee” means a Third Party or an Affiliate of Aceragen that is granted a License, regardless of whether such License is granted by Aceragen, an Affiliate of Aceragen, or another Licensee.

“Loss” has the meaning set forth in Section 10.1.

“MAA” means a Marketing Authorization Application filed with the EMA under the centralized European procedure (including amendments and supplements thereto) or any successor application thereto in the E.U.

“Market Withdrawal” means any recall, suspension, market withdrawal, seizure, warning letter, other written communication asserting lack of compliance with any Applicable Law in any material respect, or any serious adverse event with respect to the Product.

“Material Adverse Effect” means any of the following: (a) a material adverse effect on the validity or enforceability of this Agreement; (b) a material adverse effect on the ability of Aceragen or any other Responsible Party to perform any of Aceragen’s material obligations under this Agreement; (c) a material adverse effect on Development or Commercialization; (d) the inability of Aceragen to make a distribution or payment required by this Agreement; or (e) a material adverse effect on the sales or potential sales of the Product. Notwithstanding the foregoing, any adverse effect that is the result solely of NovaQuest’s failure to make a Capital Contribution in accordance with the terms of Section 3.1 shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect.

“Material Adverse Event” means any of the following: (a) any Governmental Authority has imposed, or communicated its intent to, impose a suspension, clinical hold (other than the Product Clinical Hold), or other adverse regulatory action regarding the Development Plan or the Product, where such action has had or would reasonably be expected to have a Material Adverse Effect; (b) Aceragen or any other Responsible Party terminates a material clinical study involving the Product; (c) clinical studies other than those set forth in the Development Plan are reasonably required to obtain U.S. Approval; (d) the occurrence of any event that would reasonably be expected to result in at least a twelve (12)-month delay of either (i) a Responsible Party’s receipt of U.S. Approval for the Product by the Target U.S. Approval Date or E.U. Approval for the Product by the Target E.U. Approval Date or (ii) the anticipated dates of First Commercial Sale in the U.S. and E.U. set forth in the Development Plan; (e) the occurrence of any of the events set forth the definition of “Technical Failure”; (f) a Market Withdrawal; (g) any claim, action or challenge regarding the validity or enforceability of a Patent included in the Product IP; (h) any claim that the Development or Commercialization of the Product infringes a Third Party’s Patents or misappropriates its trade secrets; (i) each of the Key Employees cease to be actively involved as an executive of Aceragen for any reason for more than ninety (90) days at any time prior to the First Commercial Sale; (j) the existence or occurrence of a Material Adverse Effect; or (k) Aceragen receives a communication from the FDA indicating that the Product Clinical Hold will not be lifted by July 1, 2022 or the Product Clinical Hold not lifted by July 1, 2022.

“Material Contract” means (a) any agreement that includes a license or option to license Product IP, (b) any agreement related to the Development, marketing, promotion, manufacture, Commercialization, or distribution of the Product, (c) any agreement related to the Product involving the payment of more than $100,000 during any calendar year (other than employment agreements entered into in the ordinary course of business or approved by the Board), or (d) any other agreement for which breach, non-performance, or failure to renew by Aceragen could reasonably be expected to result in a Material Adverse Event.

“Net Sales” means the gross amount invoiced by Aceragen, its Affiliates, and any Licensees, for sales of the Product for end use or consumption to third parties that are not Affiliates or sublicensees of the selling party (unless such purchasing Affiliate or sublicensee is the end user of the Product, in which case the amount billed therefore shall be deemed to be the same amount that would be billed to a Third Party end user in an arm’s-length transaction), less the total of the following deductions to the extent they are included in the gross invoiced sale price of the Product or otherwise directly paid or incurred with respect to the sale of the Product to such Third Party as follows:

(a)normal and customary quantity and/or cash discounts and sales returns and allowances, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns, rebates actually allowed and taken, administrative, or other fees or reimbursements of similar payments to wholesalers or other distributors, buying groups, pharmacies, or other institutions;

(b)any rebates, chargebacks or similar payments made by Aceragen, its affiliates, and its licensees with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties’ rights hereunder, federal or state Medicaid, Medicare, U.S. Veterans Administration or other federal, state program or equivalent foreign governmental program;

(c)customs or excise duties or other duties directly imposed and related to the sales making up the gross invoice amount;

(d)sales and other taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale); or

(e)freight, postage, shipping, and insurance, expenses (if separately identified in such invoice or billed separately by carrier or customer and in no event will a reduction under this clause (e) exceed three percent (3%) of the applicable fiscal quarter gross amount invoiced for sales of the Product).

With respect to any sale of the Product for consideration other than monetary consideration on arm’s length terms, which non-monetary or non-arm’s length consideration has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary or non-arm’s length consideration, for purposes of calculating the Net Sales under this Agreement, the Product in such sale shall be deemed to be sold for cash exclusively and at the average Net Sales price charged to Third Parties for cash sales in arm’s length transactions during the applicable reporting period (or if there were only de minimus cash sales, then at the fair market value as determined by comparable markets).

Any recovery, damages, or amounts in settlement received by any Responsible Party with respect to the alleged, actual, or potential infringement of the Product IP in the Territory or any settlement agreement entered into with respect thereto shall be deemed to be Net Sales, minus any reasonable and documented out of pocket costs incurred by Aceragen and or Responsible Party connection with the resolution of such matter.

Net Sales shall be determined from the books and records of Aceragen, its Affiliates, and Licensees, as applicable, maintained in accordance with GAAP as regularly and consistently employed by Aceragen, its Affiliates, and Licensees, as applicable.

For the avoidance of doubt, any revenue from the sale of the Enzyme in any product, dosage, or formulation for use to treat or prevent cystic fibrosis or any other condition or indication other than Farber disease shall not constitute “Net Sales” hereunder and Aceragen shall have no obligation to pay any portion of such revenues to NovaQuest or any other Stockholder; provided, however, that Aceragen shall implement a system approved in writing by NovaQuest, which approval shall not be unreasonably withheld, to identify, track, and report revenue earned from the sale of Enzyme for each indication for which it receives Regulatory Approval.

“Net Sales Report” has the meaning set forth in Section 4.1(d).

“Non-Technical Failure Termination Distribution” means a distribution in an amount equal to the Total Funded Amount plus twelve percent (12%) interest thereon, compounded annually on the basis of a three hundred sixty-five (365)-day year, accruing from the Effective Date through the date on which such Non-Technical Failure Termination Distribution is paid.

“Non-Technical Failure Termination Event” has the meaning set forth in Section 3.3(b).

“NovaQuest” has the meaning set forth in the preamble hereto.

“NovaQuest Indemnitees” has the meaning set forth in Section 10.1.

“Party” has the meaning set forth in the preamble hereto.

“Patents” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations, supplementary protection certificates, and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part, and divisions) and all counterparts and equivalents of any of the foregoing in any country or jurisdiction.

“Permitted Company” means a pharmaceutical and/or biologics company with either (a) global annual revenue for its most recently completed Fiscal Year that is equal to or greater than One Hundred Million Dollars ($100,000,000.00), based on most recent data collected or compiled by Evaluate Pharma (or a similar company to the extent Evaluate Pharma’s data is not available) or (b) a market capitalization that is equal to or greater than Three Hundred Million Dollars ($300,000,000.00).

“Person” means any natural person, corporation, trust, joint venture, association, unincorporated organization, cooperative, company, partnership, trust, limited liability company, government (domestic or foreign), and any agency or instrumentality thereof, or any other entity recognized by law.

“Phase III Study” means any human clinical trial of the Product described in the Development Plan that is required for the submission of a Regulatory Filing in any jurisdiction within the Territory.

“Prime Rate” has the meaning set forth in Section 4.4.

“Product” means each product, dosage, substance or formulation intended for the treatment of Farber disease, that incorporates or is comprised of (alone or together with one or more other active pharmaceutical ingredients) the Enzyme.

“Product Assets” means all assets that are material to the Development or Commercialization of the Product in the Territory, including all of the following: Product IP, Product IP Agreements, all Regulatory Filings, product packaging, product inserts, product labels, Regulatory Approval applications, Regulatory Approvals, regulatory exclusivity, copies of correspondence with regulatory authorities, copies of pre-clinical and clinical data, pharmacology and biology data, Material Contracts, and inventory.

“Product Clinical Hold” means the clinical hold order issued by the FDA on January 11, 2019 that relates to the Product.

“Product Development Activities” means all activities conducted by or on behalf of Aceragen or any other Responsible Party, including efforts undertaken, services performed, and goods purchased, in connection with the Development of the Product.

“Product Divestiture” means a License or the sale, lease, transfer, assignment, grant of rights, license or other disposition by Aceragen or any Responsible Party of any rights with respect to, covering, or under a Product (or any portion thereof) or any Product Assets, other than Licenses granted to service providers to Aceragen or any Affiliate in connection with the Development or Commercialization of the Product.

“Product Funding Period” means the period commencing on the Closing Date and ending on the earliest to occur of (a) the last day of the Fiscal Quarter in which the Total Funding Commitment is met, (b) U.S. Approval, (c) termination of the Program; or (d) December 31, 2024.

“Product IP” means all intellectual property relating to the Product owned or licensed by Aceragen or any other Responsible Party, including: (a) the Product Know-How; (b) all Patents Covering the Product (including, without limitation, its composition, formulation, delivery, manufacture, or use); (c) all trademarks, service marks, trade names, and works protectable under copyright laws, relating to the Product; and (d) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Product IP Agreement” means any contract pursuant to which a Responsible Party has been granted, assigned or otherwise conveyed any right, title or interest in or to any Product IP.

“Product Know-How” means, with respect to the Product, all conceptions, ideas, reductions-to-practice, innovations, inventions, trade secrets, technology, processes, practices, formulae, instructions, procedures, assembly procedures, results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data, including study designs and protocols), machines, equipment, compositions of matter, compounds, formulations, genetic material, improvements, enhancements, modifications, technological developments, know-how, methods, treatments, techniques, systems, designs, artwork, drawings, plans, specifications, documentation, data and information, customer lists, lists and identities of key opinion leaders in each case whether or not confidential, proprietary, patentable, copyrightable, or susceptible to any other form of legal protection, in written, electronic or any other form.

“Program” means Developing the Product in compliance in all respects with the Development Plan and the Development Budget and in a manner that ensures that a Responsible Party is reasonably likely to receive U.S. Approval on or before the Target U.S. Approval Date and to receive E.U. Approval.

“PRV” means a priority review voucher granted by the FDA with respect to Product.

“PRV Net Proceeds” means (A) all consideration received directly or indirectly by Aceragen or any of its Affiliates, or any of its or their shareholders, from a Third Party in connection with a PRV Sale Transaction, including all upfront payments, royalties, license fees, license maintenance fees, distribution fees, milestone payments, option payments, collections, recoveries, payments, supplements, or other consideration, compensation, or remuneration of any kind payable to Aceragen or, any Affiliate of Aceragen, regardless of whether such proceeds are received before, on, or after the consummation of the PRV Sale Transaction, including the Fair Market Value of any non-cash proceeds less (B) the amount of reasonable and documented out-of-pocket expenses paid by Aceragen or such Affiliate to Third Parties with respect to such PRV Sale Transaction as legal, accounting, investment banking, or other similar types of transaction expenses.

“PRV Sale Transaction” means a bona fide, arms-length, fair market value transaction pursuant to which Aceragen or its Affiliate sells any of its right, title, and interest in and to a PRV to a Third Party.

“PRV Sharing Distribution” has the meaning set forth in Section 4.1.

“Purchase Price” has the meaning set forth in Section 2.1.

“Quarterly Report” means a report submitted by Aceragen to NovaQuest in accordance with the provisions of Section 3.1(a), in the form and substance as set forth on Exhibit D and that contains the following information, as applicable: (a) a reasonably detailed clinical update, Development update, regulatory update, PRV update, and Commercialization update regarding the Product; (b) a reasonably detailed summary of any legal action brought by Aceragen during the most recently completed Fiscal Quarter against a Third Party for such Third Party’s infringement of any Patents included in the Product IP, if any; (c) a reasonably detailed description of Aceragen’s efforts with respect to a PRV Sale Transaction, if Aceragen or any Affiliate has

received a PRV, including information regarding the Third Parties with which Aceragen is discussing a potential PRV Sale Transaction and the terms of any potential PRV Sale Transaction; (d) a complete, accurate, and detailed list of all Eligible Expenses incurred during the most recently completed Fiscal Quarter and a comparison of such Eligible Expenses incurred to the Development Budget; (e) the Capital Request Amount for the most recently completed Fiscal Quarter; and (f) Aceragen’s reasonable and good faith estimate of the anticipated expenses to carry out the Product Development Activities for the current Fiscal Quarter and for each subsequent Fiscal Quarter until the receipt of U.S. Approval of the Product. All amounts in each Quarterly Report shall be denominated in U.S. Dollars.

“Recordkeeping Period” has the meaning set forth in Section 5.2(a).

“Redemption” has the meaning set forth in Section 8.3.

“Regulatory Approval” means, with respect to the Product, in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Governmental Authority to market and sell such Product in such country or jurisdiction.

“Regulatory Exclusivity” means marketing exclusivity for a product conferred by the applicable Governmental Authority in a country or jurisdiction on the holder of a Regulatory Approval for such product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

“Regulatory Filing” means any applications, filings, or submission required by or provided to a Governmental Authority relating to a priority review voucher or the Development, manufacture, Commercialization, pricing, or other exploitation of the Product, including any supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing, including a BLA, MAA, drug master file, clinical trial application, and any counterparts or equivalents of any of the foregoing.

“Report Update” has the meaning set forth in Section 3.3(c).

“Required Net Sales Distributed Amount” means the aggregate total of all Required Net Sales Distributions paid to Stockholder as of a specified date of determination.

“Required Net Sales Distribution” has the meaning set forth in Section 4.1(c).

“Required Net Sales Distribution Rate” has the meaning set forth in Section 4.1(c).

“Responsible Party” means (a) each of Aceragen and its Affiliates and (b) each Licensee.

“Restated Certificate” means the Amended and Restated Certificate of Incorporation in the form attached to this Agreement as Exhibit G.

“Satisfaction Milestone” means the aggregate of all Distributions paid to Stockholder are equal to four (4) times the Total Funding Commitment.

“Security Agreement” has the meaning set forth in the Introduction hereto.

“Senior Officer” means (a) in the case of NovaQuest, its managing partner and (b) in the case of Aceragen, its chief executive officer.

“Series X Preferred Stock” means the Series X Preferred Stock of Aceragen.

“Shares” has the meaning set forth in Section 2.1.

“Stockholder” means the holder of any of the Shares, provided, that if more than one Person holds the Shares, then “Stockholder” shall be deemed to mean the holders of the Shares on a pro rata basis, as applicable. Stockholder is used herein when referring to the Person or Persons entitled to receive the economic benefits of the Shares and may or may not be limited to NovaQuest.

“Successful Completion” means, with respect to the Phase III Studies, the achievement of the primary clinical endpoint identified in the protocol for the Phase III Studies.

“Target E.U. Approval Date” means October 1, 2024.

“Target U.S. Approval Date” means September 1, 2024.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction, or withholding of any nature and whatever called (including interest and penalties thereon) by any Governmental Authority, on whomever and wherever imposed, levied, collected, withheld, or assessed.

“Technical Failure” means any of the following:

(a)a reasonable and good faith determination by Aceragen that the Product presents risk of death, a life-threatening condition, or a serious safety or health concern to patients such that, based on then-available data, the Product cannot ethically and in good faith continue to be administered to patients;

(b)through no fault of any Responsible Party, the Product fails to achieve a primary end point for a Phase III Study such that the Product is not reasonably likely to receive U.S. Approval; or

(c)Aceragen receives either (i) a final unconditional non-approval letter from the FDA with respect to the Product or (ii) an equivalent notice from the European Medicines Agency that, in either the case of (i) or (ii), renders the receipt of Regulatory Approval in the U.S. or the European Union not reasonably likely.

For the avoidance of doubt, if any of the foregoing (a) through (c) of this definition is caused in whole or in part by (i) the gross negligence or willful misconduct by a Responsible Party or (ii)

problems or concerns relating to chemistry, manufacturing, or controls, then a “Technical Failure” shall be deemed not to have occurred.

“Technical Failure Termination” has the meaning set forth in Section 3.3(a).

“Term” has the meaning set forth in Section 9.1.

“Territory” means worldwide.

“Third Party” means any Person, including a Governmental Authority, other than Aceragen, NovaQuest, and each of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 10.1.

“Total Capital Contribution Commitment” means Twenty Million Dollars ($20,000,000).

“Total Funded Amount” means, as of any date of determination from and after the Closing, the sum of the Purchase Price and all Capital Contributions paid by NovaQuest to Aceragen.

“Total Funding Commitment” means Thirty-Five Million Dollars ($35,000,000).

“Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Voting Agreement, the Warrant, and the Security Agreement.

“U.S.” or “United States” means the United States of America, including its territories and possessions.

“U.S. Approval” means the receipt of Regulatory Approval in the United States from the FDA.

“U.S. Approval Date” means the date Aceragen or an Affiliate of Aceragen receives U.S. Approval.

“Voting Agreement” means the Voting Agreement in the form attached to this Agreement as Exhibit I.

“Warrant” has the meaning set forth in Section 2.1.

“Warrant Shares” means the shares of Common Stock issued or issuable upon exercise of the Warrant.

ARTICLE II

PURCHASE AND SALE OF STOCK AND WARRANT

2.1Sale and Issuance of Stock and Warrant.

(a)Aceragen shall have adopted and filed the Restated Certificate with the Secretary of State of the State of Delaware on or before the Closing.

(b)Subject to the terms and conditions of this Agreement, at the Closing, Aceragen agrees to sell and issue to NovaQuest five shares of Series X Preferred Stock (the “Shares”) and a warrant to purchase up to 618,800 shares of Common Stock in substantially the form set forth on Exhibit E (the “Warrant”), and NovaQuest agrees to purchase the Shares and the Warrant for an aggregate purchase price of $15,000,000 (the “Purchase Price”).

(c)The purchase and sale of the Shares and the Warrant, and the effectiveness of the transactions contemplated by this Agreement (the “Closing”), will occur promptly following the satisfaction of the conditions set forth in Section 2.2 in the manner described in Exhibit F.

(d)Promptly upon receipt of the Purchase Price, Aceragen shall deliver to NovaQuest the Warrant and evidence of the book entry of the issuance of the uncertificated Shares. NovaQuest shall pay the Purchase Price by wire transfer to the bank accounts set forth in Exhibit F in the manner described in Exhibit F. The “Closing Date” shall be deemed to be each date on which NovaQuest pays any part of the Purchase Price.

2.2Closing and Effectiveness Conditions.

(a)Aceragen Conditions. Aceragen’s obligation to sell the Shares and Warrant to NovaQuest at the Closing, and to consummate the transactions under this Agreement, shall be subject to the satisfaction of the following conditions:

(i)NovaQuest shall have delivered a certificate, executed by an authorized officer of NovaQuest, certifying that the representations and warranties set forth in Section 7.2 are true and correct in all material respects as of the Closing Date (except with respect to representations and warranties qualified by the term “material”, which representations and warranties shall be true and correct in all respects as of the Closing Date);

(ii)NovaQuest shall have executed and delivered the Security Agreement;

(iii)NovaQuest shall have executed and delivered the Warrant;

(iv)NovaQuest shall have executed and delivered the Investors’ Rights Agreement; and

(v)NovaQuest shall have executed and delivered the Voting Agreement.

(b)NovaQuest Conditions. NovaQuest’s obligation to purchase the Shares and Warrant at the Closing and to otherwise consummate the transactions under this Agreement shall be subject to the satisfaction of the following conditions:

(i)Aceragen shall have delivered a certificate, executed by an authorized officer of Aceragen, certifying (i) the Restated Certificate and Bylaws of Aceragen as in effect at the Closing, (ii) the resolutions of the Board approving this Agreement and the transactions contemplated hereby, and (iii) the resolutions of the stockholders of Aceragen approving the Restated Certificate;

(ii)Aceragen shall have delivered a certificate, executed by an authorized officer of Aceragen, certifying that (A) the representations and warranties set forth in Section 7.1 are true and correct in all material respects as of the Closing Date (except with respect to representations and warranties qualified by the term “material” or Material Adverse Effect, which representations and warranties shall be true and correct in all respects as of the Closing Date, as qualified by the Disclosure Schedule attached hereto or, in the case of each additional Capital Contribution, as qualified by a supplemental disclosure schedule accompanying such certificate) and (B) Aceragen has complied in all material respects with the covenants set forth in Section 8.6;

(iii)Aceragen shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing;

(iv)NovaQuest shall have received from Hutchison PLLC, counsel for Aceragen, an opinion, dated as of the Closing Date, in substantially the form of Exhibit H attached to this Agreement;

(v)As of the Closing, the authorized size of the Board shall be six (6), and the Board shall be comprised of John Taylor, Atul Chopra, Dan Salain, Andy Jordan, Ronald J. Wooten, and Stephen M. Lesser;

(vi)Aceragen shall have executed and delivered an Indemnification Agreement with each member of the Board pursuant to the Voting Agreement, dated as of the date of the Closing;

(vii)Aceragen shall have executed and delivered the Security Agreement; (viii) Aceragen shall have executed and delivered the Warrant;

(viii)Aceragen shall have executed and delivered the Investors’ Rights Agreement; and

(ix)Aceragen shall have executed and delivered the Voting Agreement.

2.3Additional Capital; Distributions. Subject to the terms and conditions hereof and subject to the satisfaction of the condition that (i) the Closing has occurred and (ii) Aceragen is then Developing the Product in accordance with this Agreement (including, for the avoidance of doubt, in accordance with the Development Plan and the Development Budget), NovaQuest shall provide additional capital to Aceragen as set forth in Section 3.1 up to an aggregate maximum amount equal to the Total Capital Contribution Commitment, and Aceragen agrees that it shall make Distributions to the holders of Series X Preferred Stock as set forth in ARTICLE IV. For the avoidance of doubt, Aceragen accepts, acknowledges, and agrees that NovaQuest is agreeing, on the terms and conditions set forth in this Agreement, only to purchase the Shares and Warrant as set forth in this ARTICLE II and to satisfy the funding obligations set forth in Section 3.1 and is not assuming any Liability of Aceragen, of whatever nature, whether presently in existence or arising or asserted hereafter.

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION

3.1Product Development Funding.

(a)Quarterly Reports; Capital Contributions.

(i)For each Fiscal Quarter that ends after the Closing, Aceragen shall submit a complete and correct Quarterly Report to NovaQuest within ten (10) Business Days following the last Business Day of each such Fiscal Quarter, provided that after the Product Funding Period, Quarterly Reports shall not be required to include the items set forth in clauses (d)-(f) of the definition of “Quarterly Report”. For each such Fiscal Quarter, NovaQuest will make a capital contribution to Aceragen in an amount equal to the Capital Request Amount for such Fiscal Quarter (each a “Capital Contribution”); provided, however, that the aggregate amount of all Capital Contributions that NovaQuest shall make to Aceragen shall not in any event exceed the Total Capital Contribution Commitment. NovaQuest shall make each Capital Contribution within twenty (20) Business Days after receipt of the applicable Quarterly Report. If NovaQuest in good faith disputes any Eligible Expense listed in or other portion of a Quarterly Report, NovaQuest will promptly give Aceragen written notice of such dispute and pay the amount of the Capital Request Amount not in dispute within the twenty (20) Business Day period described above. The Parties will then attempt to resolve in good faith the disputed portion via the procedures set forth in Section 11.3. For the avoidance of doubt, no additional shares of Aceragen’s stock will be issued upon or in exchange for any Capital Contribution.

(b)The payments under this Section 3.1 will be made in U.S. Dollars by electronic wire transfer in immediately available funds to the Aceragen Bank Account (as defined in Exhibit F). Notwithstanding anything to the contrary herein, for the avoidance of doubt, NovaQuest’s aggregate payment obligations under this Section 3.1 shall not exceed the Total Funding Commitment.

3.2Diligence.

(a)Development.

(i)Aceragen shall, and shall ensure that each Responsible Party shall (A) use Commercially Reasonable Efforts to perform all activities described in the Development Plan in accordance with the timelines set forth in the Development Plan and in compliance in all material respects with the Development Budget and (B) otherwise Develop the Product in a manner that ensures that Aceragen is reasonably likely to obtain U.S. Approval no later than the Target U.S. Approval Date and to obtain E.U. Approval no later than the Target E.U. Approval Date. Aceragen agrees to timely and promptly pay and fund all Product Development Activities, including those that exceed NovaQuest’s obligations to make Capital Contributions set forth in Section 3.1.

(ii)Neither the Development Plan nor the Development Budget may be amended in any material respect without the prior written consent of NovaQuest.

(iii)Upon and following Successful Completion, Aceragen shall promptly, but in any event within six (6) months after Successful Completion, prepare, complete, and submit to the FDA all Regulatory Filings necessary to obtain U.S. Approval and a PRV.

(b)Commercialization Diligence. Aceragen shall, and shall ensure that each Responsible Party shall, use Commercially Reasonable Efforts to launch, market, promote, sell, and otherwise Commercialize the Product in each jurisdiction in the Territory for which Regulatory Approval is received. Aceragen shall, and shall ensure that each Responsible Party shall, use Commercially Reasonable Efforts to manufacture or have manufactured the Product in sufficient quantities and of adequate quality to satisfy forecasted wholesaler and direct buyer demand in the Territory after the receipt of Regulatory Approval in any jurisdiction in the Territory.

(c)Sale of the PRV. If Aceragen or any Affiliate of Aceragen receives a PRV, then Aceragen shall, and shall ensure that its Affiliates shall, (a) promptly following receipt of a PRV, use Commercially Reasonable Efforts to identify a Third Party to purchase the PRV and to consummate a PRV Sale Transaction with such Third Party and (b) use Commercially Reasonable Efforts to consummate a PRV Sale Transaction within twelve (12) months of Aceragen’s or its Affiliate’s receipt of a PRV.

3.3Program Termination.

(a)Right to Terminate for Technical Failure. Aceragen shall not, and shall ensure that no Responsible Party shall, suspend or terminate the Program during the Term for any reason (even a Commercially Reasonable reason), except that Aceragen may terminate the Program in its entirety upon the occurrence of a Technical Failure and then only in accordance with this Section 3.3(a). If Aceragen reasonably and in good faith determines that a Technical Failure may have occurred, then Aceragen shall provide NovaQuest, within five (5) Business Days of such determination, written notice thereof and the details and evidence of such failure. The Parties (including each Party’s Senior Officer) shall meet in person as promptly as possible to review and discuss the purported Technical Failure and the possible termination of the Program. Aceragen will reasonably consider NovaQuest’s feedback with respect to the purported Technical Failure and keep NovaQuest fully informed on a timely basis regarding the details of any discussions or correspondence regarding any termination of the Program for Technical Failure. If Aceragen decides, after reasonably considering NovaQuest’s feedback, to terminate the Program for Technical Failure (a “Technical Failure Termination”), then Aceragen shall immediately deliver written notice of the same to NovaQuest. Aceragen shall not delay its decision to terminate the Program for Technical Failure to obtain additional Capital Contributions from NovaQuest under Section 3.1.

(b)Non-Technical Failure Termination. Aceragen shall become obligated to effect the Non-Technical Failure Termination Distribution if either of the following events occurs for reasons other than due to a Technical Failure in accordance with Section 3.3(a) and which do not directly result from NovaQuest’s failure to cure a material breach of its obligations under Section 3.1 (each of which, a “Non-Technical Failure Termination Event”):

(i)a Responsible Party suspends or terminates the Program in any material respect; or

(ii)the Responsible Parties fail, for three (3) consecutive months or longer, to actively and materially engage in the Development of the Product in a manner that is intended to ensure that Aceragen is reasonably likely to obtain U.S. Approval on or before the Target U.S. Approval Date and to obtain E.U. Approval.

Upon the occurrence of a Non-Technical Failure Termination Event, Aceragen shall promptly (A) notify NovaQuest of such event and provide NovaQuest with all relevant details regarding such event and (B) within thirty (30) days after the date on which such event occurs, effect the Non-Technical Failure Termination Distribution. For the avoidance of doubt, NovaQuest’s exercise of its rights under Section 3.3(d) does not, and will not, constitute a material breach of NovaQuest’s obligations under Section 3.1.

(c)Consequences of Program Termination by Aceragen. If Aceragen terminates the Product Development Activities for any reason (including pursuant to a Technical Failure) or if a Non-Technical Failure Termination Event has occurred, then (in addition to any other applicable terms and provisions of Section 3.3):

(i)NovaQuest’s obligations under this Agreement to make any additional Capital Contributions will terminate immediately;

(ii)If (A) Aceragen is not obligated to effect a Non-Technical Failure Termination Distribution with respect to such termination or Non-Technical Failure Termination Event, and (B) the Total Funded Amount exceeds the sum of (x) the cumulative Eligible Expenses and Enzyvant Expenses incurred as of such time plus (y) an amount, not to exceed the amount of projected Eligible Expenses for the following Fiscal Quarter, equal to the total amount of any reasonable, documented noncancelable payments Aceragen is required to make to Third Parties (which, for the avoidance of doubt, exclude employees, officers and directors of Aceragen) pursuant to commitments entered into prior to such termination in accordance with the Development Plan and Development Budget ((x), (y), and (z) collectively, the “Cumulative Expenses”), then Aceragen shall effect a distribution to Stockholder in the amount equal to the difference between the Total Funded Amount and the Cumulative Expenses within thirty (30) days after the date of the applicable event;

(iii)Aceragen shall remain obligated to effect distributions to Stockholder pursuant to ARTICLE IV, with any Non-Technical Failure Termination Distribution paid to Stockholder to be credited against Aceragen’s future distribution obligations under ARTICLE IV; and

(iv)If Aceragen or any other Responsible Party subsequently resumes conduct of the Program after such termination (or is deemed to have resumed conduct of the Program as set forth below), then Aceragen shall provide NovaQuest with (A) prompt written notice thereof (but in any event within thirty (30) days of such resumption) and (B) as promptly as practicable thereafter, a complete and accurate report containing a summary of the information that is material as of the date such report is provided (the “Report Update”). Within thirty (30) Business Days of Aceragen providing the Report Update to NovaQuest, NovaQuest shall have the right (but not the obligation), upon written notice to Aceragen, to resume making any remaining Capital Contributions in accordance with Section 3.1 hereof. For the purposes of this Agreement, Aceragen will be deemed to have resumed conduct of the Program if Aceragen or any other Responsible Party engages in any material Development or Commercialization of the Product. For the avoidance of doubt, Aceragen’s obligations to make payments to NovaQuest pursuant to ARTICLE W shall survive termination of the Program for Technical Failure under Section 3.3(a) or Section 3.3(b).

(d)NovaQuest’s Right to Suspend Payments. Without limiting any of NovaQuest’s rights or remedies, if NovaQuest reasonably and in good faith determines that a Material Adverse Event has occurred or is likely to occur, then, anything to the contrary in this Agreement notwithstanding, NovaQuest shall have the right, in its sole discretion, to suspend paying any further Capital Contributions. NovaQuest shall provide Aceragen with written notice thereof within three (3) Business Days of such determination. NovaQuest’s obligation to make any further Capital Contributions shall resume following the resolution or curing of the Material Adverse Event to NovaQuest’s reasonable satisfaction. If NovaQuest elects to suspend its obligation to make Capital Contributions and the applicable Material Adverse Event is not resolved or cured to NovaQuest’s reasonable satisfaction within six (6) months, then NovaQuest may, in its sole discretion, terminate its obligation to make any further Capital Contributions.

ARTICLE IV

REQUIRED DISTRIBUTIONS

4.1Distributions and Reports.

(a)PRV Sharing Distributions; PRV Report. Aceragen shall, within ten (10) Business Days of its receipt of PRV Net Proceeds, make a distribution to Stockholder in an amount equal to thirty-five percent (35%) of such PRV Net Proceeds (each such payment, a “PRV Sharing Distribution”). Aceragen shall prepare a written report showing a reasonable accounting of such PRV Net Proceeds and the calculation of the PRV Sharing Distribution, and it shall deliver each such report to NovaQuest simultaneously with each PRV Sharing Distribution.

(b)Approval Milestone Distribution. If Aceragen does not receive a PRV in connection with U.S. Approval of the Product, or if Aceragen does not complete a PRV Sale Transaction within twelve (12) months after Aceragen’s or its Affiliate’s receipt of a PRV, then Aceragen shall make a distribution to Stockholder in an amount equal to the Total Funding

Commitment in two (2) equal installments (the “Approval Milestone Distribution”), the first of which shall be effected within forty-five (45) days after the U.S. Approval Date and the second of which shall be effected within one (1) year after the U.S. Approval Date.

(c)Required Net Sales Distributions. Commencing with the Fiscal Quarter in which the First Commercial Sale occurs and continuing for each subsequent Fiscal Quarter until the Distribution End Date, Aceragen shall make a distribution to Stockholder in an amount equal to the product of (i) Required Net Sales Distribution Rate multiplied by (ii) the aggregate total of the Net Sales for such Fiscal Quarter (each such payment, a “Required Net Sales Distribution”). The “Required Net Sales Distribution Rate” shall initially be fifteen percent (15%); provided, that upon the achievement of the Satisfaction Milestone, the Required Net Sales Distribution Rate shall decrease to five percent (5%). Aceragen shall effect each Required Net Sales Distribution within thirty (30) days after the end of each Fiscal Quarter during which any Net Sales occur.

(d)Net Sales Reports. Commencing with the Fiscal Quarter during which the First Commercial Sale occurs and for each Fiscal Quarter thereafter, within forty-five (45) days after the end of each such Fiscal Quarter, Aceragen shall prepare and deliver a written report to NovaQuest showing details of all orders that Responsible Parties received for delivery of the Product in the Territory during such Fiscal Quarter and an accurate calculation of Net Sales for such Fiscal Quarter, including the specific jurisdictions in which such Net Sales were invoiced and the deductions taken to make the calculation of each Required Net Sales Distribution owed for that Fiscal Quarter (such written report, a “Net Sales Report”). For the avoidance of doubt, Aceragen shall provide NovaQuest with a Net Sales Report pursuant to this Section 4.1(d) even if no Required Net Sales Distribution is owed for a given Fiscal Quarter.

4.2Stockholder’s Account. All distributions made to Stockholder shall be made in U.S. Dollars by wire transfer in immediately available funds to such accounts as Stockholder designates in writing from time to time. With respect to Net Sales invoiced in a currency other than U.S. Dollars, such Net Sales will be converted into the U.S. Dollar equivalent using the conversion rate existing in the United States (as reported in The Wall Street Journal, New York edition) for the applicable currency on the last Business Day of the applicable Fiscal Quarter. If The Wall Street Journal ceases to publish such exchange rate, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States on which the Parties reasonably agree.

4.3Taxes. If any Governmental Authority requires Aceragen to deduct or withhold any amount from, or Stockholder to pay any present or future Tax, assessment, or other governmental charge on, any distribution or payment made to Stockholder (a “Withholding Payment” ), then Aceragen shall, in addition to paying Stockholder the amount reduced by such Withholding Payment, simultaneously pay Stockholder an additional amount such that Stockholder receives the full distribution or payment amount as if no such Withholding Payment had occurred. Notwithstanding the foregoing, Aceragen shall not be required to pay any such additional amount to Stockholder to the extent that a Withholding Payment is attributable to Excluded Taxes.

4.4Interest. If any distribution required to be made by Aceragen to Stockholder under this Agreement is not made when due, then such outstanding payment will accrue interest, beginning on the date when the payment was due, at a rate equal to five percent (5%) plus the

Prime Rate, subject to any limitation under Applicable Law. Such rate will be compounded every ninety (90) calendar days, commencing on the date on which such payment was due. Payment of accrued interest will accompany payment of the outstanding distribution. “Prime Rate” means the prime rate as reported in The Wall Street Journal, New York edition, on the date such payment is due.

ARTICLE V

INFORMATION RIGHTS; RECORD KEEPING

5.1Information Rights.

(a)In addition to Aceragen’s other reporting and disclosure obligations contained in this Agreement, Aceragen shall, and shall cause all other Responsible Parties to, promptly prepare and provide NovaQuest with reasonable notice and information regarding each of the following matters relating to the Product or a PRV and to promptly respond to NovaQuest’s reasonable inquiries with respect thereto and promptly provide, upon NovaQuest’s request, information and documents related to each of the following matters:

(i)general Development and commercial readiness overview and updates, including any issues regarding manufacturing of the Product;

(ii)notification of scheduled meetings, including teleconferences, with a Governmental Authority;

(iii)finalized briefing packages and minutes from meetings with a Governmental Authority, notifications, letters, and other communications with a Governmental Authority;

(iv)material Regulatory Filings, including any MAA, BLA or application for a PRV;

(v)safety update reports provided to a Governmental Authority and any actual or anticipated issues with the supply of the Product;

(vi)any matters arising from Patents Covering the Product and other intellectual property rights protecting the Product, including intellectual property rights owned or controlled by Third Parties, that might adversely impact the Program;

(vii)any decision or anticipated decision to cease Developing, marketing, selling, or otherwise Commercializing the Product;

(viii)anticipated expenses related to Development and Commercialization scale-up and budgets associated therewith;

(ix)clinical trial protocols, statistical analysis plans, final clinical study reports, and equivalent documents from pre-clinical trials;

(x)clinical trial enrollment, progress, and results of the Phase III Studies and general progress of the Development Plan;

(xi)receipt of Regulatory Approval or a PRV;

(xii)the marketing, promotion, and other Commercialization activities on behalf of the Product, including forecasts of Net Sales and marketing plans;

(xiii)activities of Aceragen and its Affiliates toward achieving a PRV Sale Transaction, including the marketing and promotion of the PRV;

(xiv)any discussions with Third Parties regarding a potential PRV Sale Transaction, any term sheet or summary of terms related to a PRV Sale Transaction, and any agreement related to a PRV Sale Transaction; and

(xv)each forecast to be provided pursuant to Section 5.1(c).

Aceragen may reasonably select the means and format of communication for delivery of such information, including via summaries, reports, and presentations made during meetings of the Board; provided, however, that upon NovaQuest’s reasonable request, Aceragen promptly shall provide complete and accurate copies of, or provide reasonable access to, any material information and documents related to the information provided by Aceragen pursuant to this Section and to the individuals responsible for generating, maintaining, or carrying out the activities relating to such information.

(b)Promptly following database lock with respect to any human clinical trial for the Product, Aceragen shall deliver to NovaQuest complete and correct copies of all draft tables, graphs, and data listings arising from internal analyses (including any analysis performed by any contract research organization on a Responsible Party’s behalf) of the data from such clinical trial.

(c)Aceragen shall, and shall ensure that each other Responsible Party shall, forecast and track orders for the Product in the Territory for each Fiscal Quarter. No later than thirty (30) days prior to the anticipated date of the First Commercial Sale in the Territory, Aceragen will provide NovaQuest with a copy of Aceragen’s good faith forecasted wholesaler and direct buyer unit demand for the Product in the Territory for the then-current Fiscal Year and will then provide such a forecast for each subsequent Fiscal Year to NovaQuest no later than thirty (30) days prior to the start of each such Fiscal Year. Each such forecast shall take into account the forecasts provided by Responsible Parties.

5.2Aceragen’s Record Keeping; NovaQuest’s Audit Rights.

(a)Records. Aceragen shall, and shall ensure that the Responsible Parties shall, consistent with GAAP, keep and maintain for a period of at least five (5) years from the end of any Fiscal Quarter (except as otherwise provided herein) accounts and records of all data reasonably required to verify:

(i)any and all information required to be provided to NovaQuest under this Agreement; and

(ii)(A) the gross amount invoiced by any Responsible Party to Third Parties for sales of the Product and (B) the calculations of (x) Net Sales, (y) the Required Net Sales Distributions, and (z) if applicable, PRV Sharing Distributions.

Aceragen’s and the Responsible Parties’ recordkeeping obligations under this Section 5.1 shall survive the termination of this Agreement until the date that is three (3) years following the last day on which a payment is due under this Agreement (the “Recordkeeping Period”).

(b)Audit. From the Effective Date until the expiration of the Recordkeeping Period, upon prior written notice to Aceragen, NovaQuest shall have the right to review and audit, through an independent certified public accountant selected by NovaQuest, those accounts and records of Aceragen and the other Responsible Parties as NovaQuest determines is reasonably necessary to verify Aceragen’s and Responsible Parties’ compliance with this Agreement. Such review and audits shall occur during normal business hours at a time reasonably acceptable to Aceragen. NovaQuest shall be solely responsible for all of the expenses of any such audit, unless the independent certified public accountant’s report shows, in respect of any Fiscal Year then being reviewed, an underpayment of amounts due to Stockholder hereunder for such Fiscal Year by more than five percent (5%), in which case Aceragen shall be responsible for the reasonable expenses incurred by NovaQuest for the independent certified public accountant’s services. If the report shows an underpayment of amounts due to Stockholder hereunder, then Aceragen will pay Stockholder an amount equal to such underpayment, plus interest on such amounts in accordance with Section 4.4, within thirty (30) calendar days after receipt of notice of such underpayment and copy of the relevant portion of the audit report. If the report shows an overpayment, the amount of such overpayment shall be credited against any subsequent payment due hereunder. No Fiscal Year shall be subject to an audit more than one time or more than four years after the end of such Fiscal Year.

5.3Notice of Certain Events. Aceragen will notify NovaQuest in writing with respect to the following matters promptly upon Aceragen’s or a Responsible Party’s knowledge thereof (and Aceragen shall be responsible for ensuring that each Responsible Party notifies Aceragen of such matters upon such Responsible Party becoming aware thereof):

(a)The occurrence, or reasonable probability of the future occurrence, of any Material Adverse Event;

(b)any decision or, material contemplation by Aceragen or any other Responsible Party to cease the Development or Commercialization of the Product in the Territory;

(c)the actual or threatened revocation, withdrawal, suspension, cancellation, termination, or material modification of any approvals or authorizations, including any Regulatory Approval, from any Governmental Authority with respect to the Product;

(d)Aceragen’s or any other Responsible Party’s being debarred, excluded, suspended, or otherwise ineligible to participate in government health care programs;

(e)Aceragen’s or any other Responsible Party’s becoming a party to a settlement, consent, or similar agreement with any Governmental Authority regarding the Product;

(f)Aceragen’s or any other Responsible Party’s being charged with, or convicted of, violating any Applicable Law regarding the Product;

(g)Prior to the receipt of U.S. Approval and E.U. Approval, any clinical trial of the Product being suspended, put on hold, or terminated prior to completion as a result of any action by the FDA or other Governmental Authority or as a result of a Responsible Party’s voluntary decision;

(h)the receipt by Aceragen or any other Responsible Party of any adverse written notice from any Governmental Authority regarding the approvability or approval of the Product or a PRV;

(i)the commencement of discussions with Third Parties regarding a potential PRV Sale Transaction, the signing of any term sheet or summary of terms related to a PRV Sale Transaction, or the execution of any agreement related to a PRV Sale Transaction; and

(j)any breach or threatened breach of any Material Contract.

Any notice provided pursuant to this Section 5.3 shall include a reasonably detailed description of the event giving rise to the requirement to provide such notice, along with complete and correct copies of all material documentation related thereto.

5.4Funding Agreement Oversight Committee.

(a)Generally.

(i)the provisions of this Section 5.4 shall apply at any time that NovaQuest does not have the right to appoint an individual to serve as a member of Aceragen’s Board of Directors.

(ii)To fulfil the objectives and provide monitoring of the Product Development Activities and this Agreement, Aceragen and NovaQuest shall form an oversight committee (the “FAOC”). The Funding Agreement Oversight Committee shall be a primary forum for the Parties to: (i) exchange information regarding the Product Development Activities and the Product; (ii) review and comment on the Development and Commercialization of the Product; (iii) review potential material amendments to the Development Plan (including any potential amendment to the Development Budget) and clinical trial protocols; (iv) review clinical study reports; and (v) discuss any matters, issues, or problems relating to the foregoing. Aceragen will reasonably consider comments from NovaQuest’s Oversight Committee Members regarding the matters described in this Section 5.4.

(b)FAOC Membership. The FAOC shall consist of two (2) senior executives of Aceragen appointed by Aceragen and two (2) senior executives of, or consultants to, NovaQuest appointed by NovaQuest (each member of the FAOC, an “Oversight Committee Member”). Upon reasonable notice of a Party, other representatives of such Party may attend meetings of the

Funding Agreement Oversight Committee. A Party may change either or both of its Oversight Committee Members at any time but shall give notice to the other Party of any such change as soon as reasonably practical.

(c)Meetings. The FAOC shall meet within thirty (30) calendar days of the Effective Date and then at least one time every four (4) months thereafter until the earlier of Technical Failure or U.S. Approval. Such meetings shall be conducted either in person at a mutually agreed upon location, or by telephone or videoconference, as the Parties agree (and if the Parties do not agree, then it shall be held by telephone on the tenth (10th) Business Day of the next Fiscal Quarter at 9:00 AM Eastern Time). Notwithstanding the foregoing, the FAOC shall meet in person at least once per Fiscal Year (subject to applicable COVID-19 restrictions or similar safety concerns). Reasonably in advance of each such meeting, Aceragen shall deliver to NovaQuest’s Oversight Committee Members an agenda of the meeting and any background materials to be discussed. Finally, if at any time during the Term, a material development occurs regarding the Product, including any matter described in Section 5.3 above, then either Aceragen or NovaQuest may request a special meeting of the FAOC, and the Oversight Committee Members will use Commercially Reasonable Efforts to convene such special meeting as quickly as possible, but no later than ten (10) Business Days after such request.

(d)Termination. The FAOC shall be dissolved on the later of the date of the First Commercial Sale of Product in the U.S. following U.S. Approval or the date of the First Commercial Sale of Product in the E.U. following E.U. Approval.

5.5Data Room. Within ten (10) Business Days after the Effective Date, Aceragen shall deliver to NovaQuest on one or more USBs, an electronic copy of all the documents and information contained in the virtual online data rooms hosted on behalf of Aceragen by Lightserve Corporation and on behalf of Enzyvant by Donnelley Financial Solutions (through its Venue virtual data room) as of the Effective Date, together with a written certification from any authorized officer of Aceragen to verify the completeness and accuracy of all such documents so delivered.

ARTICLE VI

CONFIDENTIAL INFORMATION

6.1Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” of a Party means the terms of this Agreement and any information or materials furnished by or on behalf of such Party or its Affiliates to another Party or its Affiliates pursuant to this Agreement, or prior to the Effective Date in anticipation of entering into this Agreement, or learned through observation during visit(s) to any facility of the Party or its Affiliates, in each case which information (a) if disclosed in tangible form, is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or (b) if disclosed orally, is indicated orally to be confidential or proprietary at the time of such disclosure. Notwithstanding the foregoing, Confidential Information shall not include information that:

(i)was already known to the receiving Party, other than under a legal, contractual, or fiduciary obligation of confidentiality to or for the benefit of the disclosing Party,

at the time it was disclosed to or learned by the receiving Party hereunder, as evidenced by the receiving Party’s written records;

(ii)was generally available to the public or otherwise part of the public domain at the time it was disclosed to or learned by the receiving Party hereunder;

(iii)became generally available to the public or otherwise part of the public domain after it was disclosed to or learned by the receiving Party hereunder, other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)was lawfully disclosed to the receiving Party, after it was disclosed to or learned by the receiving Party hereunder, by a Third Party that, to the receiving Party’s knowledge, is not bound by any legal, contractual, or fiduciary obligation of confidentiality to or for the benefit of the disclosing Party; or

(v)is independently developed by the receiving Party without the benefit or use of the Confidential Information of the disclosing Party.

6.2Obligations. Except as authorized in this Agreement or except upon obtaining the other Party’s prior written consent, each Party agrees that for the Term and for five (5) years thereafter, it will:

(a)maintain in confidence, and not disclose to any Person or entity, the other Party’s Confidential Information;

(b)not use the other Party’s Confidential Information for any purpose, except for performing its obligations and exercising its rights and remedies under this Agreement; and

(c)protect the other Party’s Confidential Information in its possession by using substantially the same or higher degree of care as it uses to protect its own Confidential Information (but no less than a reasonable degree of care).

Notwithstanding anything to the contrary in this Agreement, a Party is entitled to seek injunctive relief to restrain the breach or threatened breach by the other Party of this ARTICLE VI without having to prove actual damages or threatened irreparable harm or post any bond. Such injunctive relief will be in addition to any rights and remedies available to the aggrieved Party at law, in equity, and under this Agreement for such breach or threatened breach.

6.3Permitted Disclosures.

(a)Permitted Persons. A Party may disclose the other Party’s Confidential Information, without the other Party’s prior written permission, to:

(i)its Affiliates and its and its Affiliates’ limited partners, members, managers, directors and individuals or bodies responsible for governance of receiving Party (including, with respect to NovaQuest, NovaQuest’s investment committee and limited partner advisory committee), employees, agents, consultants, attorneys, accountants, banks and other financing sources, and permitted assignees, purchasers, transferees, or successors-in-interest under

Section 11.8, in each case, who need to know such Confidential Information (including to provide financing to receiving Party, to assist receiving Party in evaluating or monitoring receiving Party’s interests in the transactions contemplated hereby, or in fulfilling its obligations or exploiting its rights hereunder (or to determine their interest in providing such financing or assistance)) and who are, prior to receiving such disclosure, bound by customary contractual or professional confidentiality and non-use obligations;

(ii)other Persons who are (A) limited partners, members, investors or potential investors (or advisors or fiduciaries (including trustees) or underwriters or placement agents to such Persons) in connection with a private placement or other equity, debt, or other investment or potential investment transaction in or with receiving Party (including, with respect to NovaQuest, an investment or potential investment in or with a NovaQuest Affiliate), who need to know such Confidential Information in connection with making or monitoring such equity, debt, or other investment or potential investment transaction or (B) in the case of NovaQuest, potential investment targets; provided, however, that, (y) for the purpose of this Section 6.3(a)(ii), receiving Party may disclose only Confidential Information of disclosing Party pertinent to the investment or potential investment transaction and may make such disclosures only in anticipation, and during the period, of such investment or potential investment transaction and (z) for the purpose of clause (B) of this Section 6.3(a)(ii), NovaQuest may disclose the identity of Aceragen, the Product that is the subject of this Agreement, and the fact that this Agreement provides for a PRV Sharing Distribution and Required Net Sales Distributions to Persons who are, prior to receiving such disclosure, bound by customary contractual or professional confidentiality and non-use obligations; and

(iii)officers, employees, or advisors of any Governmental Authorities for the purpose of performing Product Development Activities, submitting Regulatory Filings for the Product, and obtaining Regulatory Approval.

(b)Legally Required. A Party may disclose the other Party’s Confidential Information, without the other Party’s prior written permission, to any Person to the extent such disclosure is necessary to comply with Applicable Law, applicable stock exchange requirements or an order or subpoena from a court of competent jurisdiction; provided, however, that the compelled Party, to the extent reasonably practicable and legally permissible, shall give reasonable advance notice to the other Party of such disclosure and, at such other Party’s reasonable request and expense, the compelled Party shall use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). However, if a Party receives a request from an authorized representative of a U.S. or foreign Tax or financial reporting authority (including without limitation the U.S. Securities and Exchange Commission) for a copy of this Agreement, then that Party may provide a copy of this Agreement to such authority representative without advance notice to, or the permission or cooperation of, the other Party, but the disclosing Party shall notify the other Party of the disclosure as soon as reasonably practical.

(c)NovaQuest Consent. Notwithstanding anything to the contrary in this Section 6.3, Aceragen shall not, and Aceragen agrees to ensure that Responsible Parties shall not, without the prior written consent of NovaQuest, disclose to a Third Party any (i) information regarding NovaQuest’s or its Affiliates’ limited partners; (ii) financial information regarding

NovaQuest or its Affiliates; or (iii) information regarding NovaQuest’s or its Affiliates’ transactions with Third Parties.

(d)NovaQuest Responsibility. NovaQuest shall ensure that any Person to whom it or any of its Affiliates discloses Confidential Information of Aceragen, Enzyvant or any Responsible Party complies with the confidentiality and non-use provisions of this ARTICLE VI. NovaQuest shall be responsible for any noncompliance or breach by any such person.

6.4Terms of Agreement. The Parties agree that they will each treat the existence, contents and terms of this Agreement as confidential, and neither Party shall make any press release or other public disclosure that discloses or otherwise concerns this Agreement or any terms hereof, without the prior written consent of the other Party, except to the extent permitted under Section 6.3 or as otherwise permitted in accordance with this Section 6.4 or Section 6.5. Consistent with Section 6.3(b), the Parties agree to use reasonable efforts to provide the other with a copy of any filing required by a securities agency that will be made publicly available regarding the Agreement or its terms to review prior to filing and to consider any comments of the other Party in good faith, and to the extent either Party is required by Applicable Law to file or disclose this Agreement with a securities agency, if the Agreement may become publicly available, such Party shall consider in good faith the other Party’s comments with respect to confidential treatment of the Agreement’s terms and shall redact the Agreement in a manner allowed by the securities agency to protect sensitive terms, and shall be permitted to file the Agreement, as so redacted, with the securities agency. For purposes of clarity, each Party is free to discuss with Third Parties the information regarding the Agreement and the Parties’ relationship disclosed in such securities filings and any other authorized public announcements. Notwithstanding the foregoing, Aceragen shall be allowed, without further permission or consent of NovaQuest to notify Enzyvant of the execution of this Agreement, the receipt of the Purchase Price, and the nature and amount of the Total Funding Commitment.

6.5Use of Names. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, publicly available promotional material, or other form of publicity without the prior written approval of such other Party in each instance. Notwithstanding the foregoing, the restrictions imposed by this Section 6.5 shall not prohibit a Party from making any disclosure identifying any such Person to the extent required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). Further, notwithstanding the foregoing, (i) the Parties agree that each Party shall have the right to publicly disclose the existence of this Agreement as a Stock and Warrant Purchase Agreement with PRV Sharing Distributions and distributions based on Net Sales, the name and a description of the Product, the amount of the Total Funding Commitment, and the names of Aceragen and NovaQuest as the parties hereto and (ii) each Party may use the logo of the other Party solely in connection with disclosures related to this Agreement as otherwise permitted hereunder.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

7.1Aceragen’s Representations and Warranties. Aceragen represents and warrants to NovaQuest that, except as set forth on the Disclosure Schedule attached as Exhibit K to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the Effective Date, the Closing Date, and as of the date that Aceragen delivers a Quarterly Report requesting that NovaQuest make a Capital Contribution as follows:

(a)Organization. Aceragen is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware and is qualified to do business and legally permitted to perform its obligations under this Agreement in each jurisdiction where failure to be so qualified could result in a Material Adverse Event.

(b)Authorization. Aceragen has all necessary corporate or other power, right, and authority to carry on its business as it is presently carried on by Aceragen and as contemplated by this Agreement, to enter into, to execute and deliver this Agreement and each of the Transaction Agreements, and to perform all of the covenants, agreements, and obligations to be performed by Aceragen hereunder and thereunder. The Transaction Agreements, when executed and delivered by Aceragen, shall constitute valid and legally binding obligations of Aceragen, enforceable against Aceragen in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Indemnification Agreements may be limited by applicable federal or state securities laws.

(c)No Conflicts. The execution and delivery of this Agreement by Aceragen and the performance by Aceragen of its obligations hereunder does not and will not: (i) violate any provision of the organizational documents of Aceragen, including the Restated Certificate; (ii) conflict with or violate any Applicable Law that applies to Aceragen or its assets or properties; (iii) require any permit, authorization, consent, approval, exemption, or other action by, notice to, or filing with any entity or Governmental Authority (other than as expressly contemplated hereby); (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Aceragen is a party or by which any of its properties or assets are bound; or (v) result in the creation or imposition of any Encumbrance on any part of the properties or assets of Aceragen (including the Product Assets) other than as provided in the Security Agreement. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii)

an event which results in the creation of any Encumbrance upon any assets of Aceragen or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Aceragen.

(d)No Consent. Other than standard federal and state securities filings (like the Form D), no consent, approval, license, order, authorization, registration, declaration, or filing with or of any Person, other than Regulatory Approvals required with respect to the Product, is required by Aceragen in connection with the execution and delivery by Aceragen of this Agreement, the performance by Aceragen of its obligations under this Agreement, or the consummation of any of the transactions contemplated hereby.

(e)Capitalization.

(i)The authorized capital of Aceragen consists, immediately prior to the Closing, of:

(1)10,000,000 shares of Common Stock, 3,536,000 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Aceragen holds no Common Stock in its treasury.

(2)Five shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), all of which have been designated Series X Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law. Aceragen holds no Preferred Stock in its treasury.

(ii)[omitted].

(iii)Schedule 7.1(e)(iii) of the Disclosure Schedule sets forth the capitalization of Aceragen immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) outstanding stock options, including vesting schedule and exercise price, if applicable; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the rights provided in Section 4 of the Investors’ Rights Agreement, and (B) the securities and rights described in this Section 7.1(e), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Aceragen any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock. All outstanding shares of Aceragen’s Common Stock and all shares of Aceragen’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of Aceragen upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following Aceragen’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(iv)Except as set forth in the Restated Certificate, Aceragen has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(v)Aceragen has obtained valid waivers of any rights by other parties to purchase the Shares and Warrants covered by this Agreement.

(f)Valid Issuance. The Shares and the Warrant Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in the Transaction Agreements (and assuming the Purchase Price is paid in full), will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by NovaQuest. Assuming the accuracy of the representations of NovaQuest in Section 7.2 of this Agreement and subject to the filings described in the Voting Agreement, the Shares and Warrant Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock upon exercise of the Warrant have been duly reserved for issuance, and upon issuance in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by NovaQuest. Assuming the accuracy of the representations of NovaQuest in Section 7.2 of this Agreement and in the Voting Agreement, the Common Stock issuable upon exercise of the Warrant will be issued in compliance with all applicable federal and state securities laws.

(g)Product Property. Aceragen has, or will have, following the “Closing” as defined in the Enzyvant Asset Purchase Agreement, good and valid title to and solely owns all right, title, and interest in and to, or to the extent set forth in Schedule 7.1(g) of the Disclosure Schedule has a valid and enforceable license to (the “Licensed Product Property”), (i) the Product; (ii) all Patents that claim or Cover the Development, manufacture, use or Commercialization of the Product; (iii) all data, trade secrets, Product Know-How, and other intellectual property rights used by it in the research, development, and manufacture of Product, and; (iv) all other Product Assets. Aceragen has no distribution obligations, whether secured or unsecured, with respect to its capital securities that is senior to, pari passu with, or has priority over Aceragen’s distribution obligations to Stockholder in respect of the Shares issued under this Agreement. All of the Patents are in full force and effect and have not lapsed, expired, or otherwise terminated. No Person claims to be an inventor under any of the Patents who is not a named inventor thereof. The Product IP Agreement for each of the Licensed Product Property is set forth in Schedule 7.1(j) of the Disclosure Schedule

(h)Litigation. There is no action, suit, claim, proceeding, interference, reexamination, opposition, post-grant review, or investigation pending or, to the knowledge of Aceragen, threatened against Aceragen or its Affiliates, at law or in equity, arbitration proceeding to which Aceragen or any Affiliate of Aceragen is a party or subject, or Governmental Authority inquiry pending or, to the knowledge of Aceragen, threatened against Aceragen or its Affiliates, that, if adversely determined, would: (i) question or defeat the validity or enforceability of any Product IP; (ii) prevent, interfere with, or delay the consummation of the transactions contemplated by this Agreement; (iii) otherwise adversely affect any intellectual property owned by Aceragen related to the Product or NovaQuest’s (or Stockholder’s) rights under this Agreement; or (iv) have, or reasonably be expected to result in, a Material Adverse Event. Neither Aceragen nor, to Aceragen’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect Aceragen). There is no action, suit, proceeding or investigation by Aceragen pending or which Aceragen intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Aceragen) involving the prior employment of any of Aceragen’s employees, their services provided in connection with Aceragen’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(i)Infringement and Intellectual Property. The making, use, sale, offer for sale, or import of the Product by Aceragen and its Affiliates, Licensees, or sublicensees does not, and will not, during the Term, infringe any Patent claim of any Third Party or misappropriate or make any unauthorized use of any other intellectual property or proprietary asset of any Third Party. To the knowledge of Aceragen, the Patents Covering the Product are valid and enforceable and no Third Party is infringing, misappropriating, or making any unauthorized use of a Patent Covering the Product or Product Know-How. None of the Patents Covering the Product or Product Know-How is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by Aceragen.

(j)Material Contracts; Other Agreements. All Material Contracts to which each Responsible Party is a party are listed in Schedule 7.1(j) of the Disclosure Schedule and are enforceable and in full force and effect. All Material Contracts that are “Transferred Contracts” as defined in the Enzyvant Asset Purchase Agreement are enforceable and in full force and effect and will be enforceable and in full force and effect immediately after the “Closing” as defined in the Enzyvant Asset Purchase Agreement. Aceragen has provided correct and complete copies of all such Material Contracts to NovaQuest or its counsel. Each Responsible Party is in compliance with and has not materially breached, violated, or defaulted under, or received written notice that it has materially breached, violated, or defaulted under any of the terms or conditions of any such Material Contract. Aceragen is not aware of any event that has occurred or circumstance or condition that exists that would, or would reasonably be expected to, constitute such a breach, violation, or default with the lapse of time, giving of notice, or both. To the knowledge of Aceragen, the counterparty of each Material Contract is in compliance in all material respects with the terms and conditions of such Material Contract. Other than any such Material Contract, there are no contracts, agreements, commitments, or undertakings pursuant to which any Responsible Party in-licenses or otherwise has rights under any Patent or intellectual property rights of any Third Party that are material to the Development or Commercialization of the Product. Aceragen has not granted an Encumbrance on any of its assets relating to the Product (except as provided in the Security Agreement or the payment obligations in the Enzyvant Asset Purchase Agreement or the provisions of Section 6.5 thereof) or Aceragen’s distribution obligations to NovaQuest under this Agreement.

(k)Certain Regulatory Matters.

(i)Aceragen holds all applicable approvals and authorizations from Governmental Authorities necessary for Aceragen to conduct its business in the manner in which such business is being conducted and as contemplated hereunder with respect to the Product, including the Development, manufacture, and testing of the Product, and all such approvals and authorizations are in good standing and in full force and effect. Aceragen has not received any notice or any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination, or material modification of any such approvals or authorizations.

(ii)Aceragen has not, with respect to the Product, knowingly made any untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authority, or committed an act, made a statement or failed to make a statement, that provides or could reasonably be expected to provide a basis for the FDA or other Governmental Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any other Governmental Authority.

(iii)Aceragen is not and has never been: (A) debarred by a Governmental Authority; (B) a party to a settlement, consent, or similar agreement with a Governmental Authority regarding the Product; or (C) charged with, or convicted of, violating Applicable Law regarding the Product.

(iv)The Product is being and at all times has been (as applicable) developed, tested, manufactured, labeled, stored, in compliance in all material respects with all Applicable Laws, including with respect to investigational use, good clinical practices, good laboratory practices, good manufacturing practices, record keeping, security, and filing of reports. The Product has not been promoted, marketed or otherwise Commercialized.

(v)The Product has not been the subject of or subject to (as applicable) any recall, suspension, market withdrawal, seizure, warning letter, other written communication asserting lack of compliance with any Applicable Law in any material respect, or serious adverse event. No clinical trial of the Product has been suspended, put on hold, or terminated prior to completion as a result of any action by the FDA or other Governmental Authority or voluntarily. To the knowledge of Aceragen, no event has occurred or circumstance exists that is reasonably likely to give rise to, or serve as a basis for, any of the foregoing events.

(vi)Aceragen has, with respect to the Product and Program, provided to NovaQuest true and complete copies of all pre-clinical and clinical data, reports and analysis, all material correspondence with the FDA and other Governmental Authorities, interim analysis from ongoing trials, tables from recently completed clinical trials where no clinical study report is available, and any other information that is material to the development of the Product pursuant to the Program.

(vii)Neither Aceragen nor its Affiliates have received any adverse written notice from any Governmental Authority regarding the approvability or approval of the Product.

(l)Financial Condition. All financial statements for Aceragen delivered to NovaQuest fairly present, in conformity with GAAP, in all material respects Aceragen’s financial condition and Aceragen’s results of operations. There has not been any material deterioration in Aceragen’s financial condition since the date of the most recent financial statements and projections delivered to NovaQuest.

(m)Other Agreements.

(i)Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of Aceragen’s capital stock and the issuance of options to purchase shares of Aceragen’s Common Stock, in each instance, approved in the written minutes of the Board (previously provided to NovaQuest or their respective counsel), and (iv) the Transaction Agreements, there are no agreements, understandings or proposed transactions between Aceragen and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(ii)Aceragen is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Aceragen’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Aceragen or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of Aceragen’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which Aceragen is affiliated or with which Aceragen has a business relationship, or any firm or corporation which competes with Aceragen except that directors, officers, employees or stockholders of Aceragen may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with Aceragen; or (iii) financial interest in any material contract with Aceragen.

(n)Rights of Registration and Voting Rights. Aceragen is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To Aceragen’s knowledge, except as contemplated in the Voting Agreement, no stockholder of Aceragen has entered into any agreements with respect to the voting of capital shares of Aceragen.

(o)Employee Matters.

(i)None of Aceragen’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Aceragen or that would conflict with Aceragen’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of Aceragen’s business by the employees of Aceragen, nor the conduct of Aceragen’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(ii)Aceragen is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Aceragen has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Aceragen has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Aceragen and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(iii)To Aceragen’s knowledge, no Key Employee intends to terminate employment with Aceragen or is otherwise likely to become unavailable to continue as a Key Employee. Aceragen does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Aceragen is terminable at the will of Aceragen. Except as set forth in Section 2.16(c)(i) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(c)(ii) of the Disclosure Schedule, Aceragen has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(iv)Aceragen has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) Aceragen’s Board of Directors.

(v)There is no former Key Employee whose employment was terminated by Aceragen.

(p)Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by Aceragen which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of Aceragen which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. Aceragen has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(q)Insurance. Aceragen has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Aceragen, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

(r)Employee Agreements. Each current and former employee, consultant and officer of Aceragen has executed an agreement with Aceragen regarding confidentiality and proprietary information substantially in the form or forms delivered to NovaQuest or its counsel (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to NovaQuest or its counsel. Aceragen is not aware that any of its Key Employees is in violation of any agreement described in this Section.

(s)Permits. Aceragen has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. Aceragen is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(t)Corporate Documents. The Restated Certificate and Bylaws of Aceragen as of the date of this Agreement are in the form provided to NovaQuest or its counsel. The copy of the minute books of Aceragen provided to NovaQuest or its counsel contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

(u)Qualified Small Business Stock. As of and immediately following the Closing: (i) Aceragen will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) Aceragen will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1) year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2, and (iii) Aceragen’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with Aceragen in accordance with Code Section 1202(d)(3); provided, however, that in no event shall Aceragen be liable to NovaQuest or any other party for any damages arising from any subsequently proven or identified error in Aceragen’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by Aceragen in a manner either grossly negligent or fraudulent.

(v)Full Disclosure. Aceragen has delivered or provided to NovaQuest and included in the data room described in Section , true and complete copies of each agreement, contract, other document, or information that is included or referred to therein or in this Agreement or that has been requested by NovaQuest. All written statements and other writings furnished pursuant hereto, or in connection with this Agreement or the transactions contemplated hereby, are complete and accurate in all material respects. No representation or warranty by Aceragen contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement contained herein not misleading. To the knowledge of Aceragen, there is no fact, event, or condition that materially adversely affects the Product that has not been set forth in this Agreement and the Schedules hereto.

7.2NovaQuest’s Representations, Warranties, and Covenants. NovaQuest represents, warrants, and covenants to Aceragen as of the Effective Date:

(a)Organization. NovaQuest is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)Authorization. NovaQuest has all necessary power, right, and authority to carry on its business as it is presently carried on by NovaQuest, to enter into, execute, and deliver this Agreement and perform all of the covenants, agreements, and obligations to be performed by NovaQuest hereunder. This Agreement has been duly executed and delivered by NovaQuest and constitutes, when executed and delivered by Aceragen, NovaQuest’s valid and binding obligation, enforceable against NovaQuest in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and equitable principles.

(c)No Conflict. Neither the execution and delivery of this Agreement nor the performance or consummation of it or the transactions contemplated hereby will (i) conflict with any Applicable Law; (ii) in any material respect, violate, conflict with, result in a material breach of, or constitute a material default under any material contract, agreement, commitment, or instrument to which NovaQuest is a party or by which NovaQuest or any of its assets are bound or committed; or (iii) violate the applicable formation documents for NovaQuest.

(d)No Consent. No consent, approval, license, order or authorization, registration, declaration, or filing with or of any Person is required by NovaQuest in connection with the execution and delivery by NovaQuest of this Agreement, the performance by it of its obligations under this Agreement, or the consummation by it of any of the transactions contemplated hereby or thereby.

(e)Purchase Entirely for Own Account. This Agreement is made with NovaQuest in reliance upon NovaQuest’s representation to Aceragen, which by NovaQuest’s execution of this Agreement, NovaQuest hereby confirms, that the Shares, the Warrant, and the Warrant Shares to be acquired by NovaQuest will be acquired for investment for NovaQuest’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that NovaQuest has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, NovaQuest further represents that NovaQuest does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Shares or the Warrant.

(f)Restricted Securities. NovaQuest understands that the Shares, Warrant and Warrant Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of NovaQuest’s representations as expressed herein. NovaQuest understands that the Shares, Warrants and Warrant Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, NovaQuest must hold the Shares, Warrants and Warrant Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. NovaQuest acknowledges that Aceragen has no obligation to register or qualify the Shares, the Warrants, or the Warrant Shares, for resale. NovaQuest further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, Warrants and Warrant Shares and on requirements relating to Aceragen which are outside of NovaQuest’s control, and which Aceragen is under no obligation and may not be able to satisfy.

(g)No Public Market. NovaQuest understands that no public market now exists for the Shares, the Warrant and the Warrant Shares and that Aceragen has made no assurances that a public market will ever exist for the Shares, the Warrant, or the Warrant Shares.

(h)Accredited Investor. NovaQuest is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(i)No General Solicitation. Neither NovaQuest, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

(j)Residence. The office or offices of NovaQuest in which its principal place of business is identified in the address or addresses of NovaQuest set forth in this Agreement.

7.3Survival of Representations and Warranties. All representations and warranties of the Parties hereunder shall survive the applicable dates referred to in the first sentence of Section 7.1 and the first sentence of Section 7.2 until one year following the first to occur of (i) redemption of the Shares or (iii) expiration of the Term.

7.4Limitation of Liability; Special, Indirect and Other Losses. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES OF ANY KIND OR ANY LOST PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY WILL NOT APPLY TO BREACHES OF ARTICLE VI OR LIMIT OR MODIFY IN ANY WAY ACERAGEN’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

7.5Liquidated Damages. ACERAGEN ACKNOWLEDGES THAT, WITH RESPECT TO A TERMINATION OF THE PROGRAM FOR ANY REASON OTHER THAN TECHNICAL FAILURE, NOVAQUEST’S ACTUAL DAMAGES RESULTING FROM EACH SUCH EVENT ARE DIFFICULT TO ESTIMATE AND MAY BE DIFFICULT FOR NOVAQUEST TO PROVE. ACCORDINGLY, THERE MAY BE NO ADEQUATE REMEDY AT LAW TO FULLY COMPENSATE NOVAQUEST. THEREFORE, ANY NONTECHNICAL FAILURE TERMINATION DISTRIBUTION OWED BY ACERAGEN RESULTING FROM ITS TERMINATION OF THE PRODUCT DEVELOPMENT ACTIVITIES FOR ANY REASON OTHER THAN TECHNICAL FAILURE SHALL BE DEEMED, SOLELY IN RESPECT THEREOF, LIQUIDATED DAMAGES AND NOT A PENALTY. EACH PARTY ACKNOWLEDGES THAT THE AMOUNT OF SUCH LIQUIDATED DAMAGES REPRESENTS A FAIR, REASONABLE, AND APPROPRIATE ESTIMATE OF NOVAQUEST’S ACTUAL DIRECT DAMAGES.

ARTICLE VIII

COVENANTS

8.1Notifications.

(a)Defaults, Termination and Litigation.

(i)Aceragen shall promptly (but no later than within five (5) Business Days) notify NovaQuest in writing and with reasonable detail of any actual or threatened (or any receipt of notice of any actual or threatened): (A) default or breach or anticipated default or anticipated breach by Aceragen under this Agreement or any other Transaction Agreement (including the failure or likely failure to pay any Distribution when due) or under any agreement related to the Program or the Commercialization of the Product; (B) suspension of compliance or performance by Aceragen under this Agreement; or (C) termination or expiration (in part or in whole) or any material waiver or amendment of or under any contract, license, or other agreement material to the Development, manufacture, or Commercialization of the Product.

(ii)Aceragen shall promptly (but no later than within five (5) Business Days) notify NovaQuest in writing and with reasonable detail of the actual or threatened commencement of (or receipt of notice of the actual or threatened commencement of) any dispute, claim, suit, litigation, injunction, or arbitration proceeding related to (A) the Product or Product Assets or (B) contracts, licenses, or agreements material to the Development, manufacture, or Commercialization of the Product, including those disputes, claims, suits, litigation, or arbitration proceedings alleging a Third Party’s infringement or misappropriation of any of the Product IP owned or licensed by a Responsible Party and those alleging a Responsible Party’s (or any of their respective Affiliates’, licensees’, or sublicensees’) infringement or misappropriation of a Third Party’s intellectual property in the making, use, sale, offer for sale, or importation of the Product. Each such notification shall contain a reasonably detailed summary of the event described therein. At the request of NovaQuest, Aceragen shall promptly discuss with NovaQuest, or provide in writing to NovaQuest, full particulars of the applicable matter.

(b)Intellectual Property Updates.

(i)Promptly after receipt by a Responsible Party of any notice with respect to any Governmental Authority taking final patent office action that cannot be appealed as part of the patent prosecution process under relevant patent office procedures relating to the status, validity, or change thereto, of any Patents Covering the Product, Aceragen shall provide a complete and correct copy of each such notice to NovaQuest.

(ii)Aceragen shall also keep NovaQuest reasonably informed, in accordance with its obligations under ARTICLE V and at other times upon reasonable request by NovaQuest, with regard to all material developments in the status, validity, prosecution efforts, or change thereto, of any of the Product IP owned, licensed, or sublicensed by a Responsible Party.

8.2No Disposition of Rights. Notwithstanding anything to the contrary herein, without NovaQuest’s prior written consent, Aceragen shall not (and Aceragen shall ensure that a Responsible Party does not) (i) close, consummate, or otherwise effect, or agree to close, consummate, or otherwise effect, a Product Divestiture, or (ii) Encumber the Product or any Product Asset, other than in connection with equipment leases made in the ordinary course of business, or (iii) Encumber, sell, assign, transfer, license, sublicense, deliver, or otherwise dispose of all or any of Aceragen’s or any Responsible Party’s right, title, or interest in or to any Net Sales, revenue, or receivables related to the Product or make any agreement or commitment to do any of the foregoing; provided, however, that Aceragen may, without NovaQuest’s prior written consent, Encumber the Product Assets solely in connection with Aceragen’s incurrence of up to an aggregate of $500,000 of indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or a greater amount only after receiving NovaQuest’s prior written consent, which consent shall not be unreasonably withheld. Following the occurrence of a Funding Event, the amount of such permitted indebtedness shall be increased to $5,000,000.

8.3Change of Control; Optional Redemption. Without limiting Aceragen’s obligation to obtain NovaQuest’s written consent prior to effecting any transaction described in Sections 8.2 and 11.8, Aceragen shall not effect a Change of Control of Aceragen without NovaQuest’s prior written consent, provided, however, that such consent shall not be required if Aceragen, immediately prior to the effectiveness of its Change of Control, redeems all of the Shares at a price equal to their then-current Fair Market Value (a “Redemption”). For the avoidance of doubt, in the event NovaQuest has not provided its prior written consent to a Change of Control of Aceragen, NovaQuest must receive payment of the Fair Market Value of the Shares prior to or immediately upon the effectiveness of such Change of Control.

8.4Aceragen IP Obligations. Aceragen shall (and shall cause each Responsible Party to):

(a)prosecute and maintain in full force and effect all Patents Covering the Product owned or controlled by it on or after the Effective Date and all Regulatory Approvals related to the Product in the Territory;

(b)maintain, keep in full force and effect, and seek available patent term extensions for any such Patents;

(c)defend any challenge to the validity, patentability, enforceability, and/or non-infringement of any such Patents or any opposition to any such Patents;

(d)if a Third Party is infringing such Patents, cause such infringement to cease or cause Aceragen to receive reasonable compensation for such infringement, including by initiating legal proceedings against any Third Party infringer and/or entering into a License, settlement or other reasonable and customary agreement;

(e)promptly provide NovaQuest with written notice of any (i) action or settlement discussions relating to any alleged, actual, or potential infringement of the Product IP and (ii) damages award or settlement with respect thereto; and

(f)maintain all material Product Know-How in confidence.

8.5Additional Covenants and Agreements of Aceragen.

(a)Compliance with Law. With respect to the performance of this Agreement and the activities contemplated by this Agreement, Aceragen shall comply, and shall cause each Responsible Party to comply, with all Applicable Laws.

(b)Noncontravention. During the Term, Aceragen shall not grant any right to any Affiliate or Third Party that would conflict with the rights granted to NovaQuest hereunder or enter into any agreement that would impair Aceragen’s ability to perform its obligations under this Agreement.

(c)Material Contracts and Licenses. Aceragen shall comply with all terms and conditions of, and fulfill all of its obligations under, all of the Material Contracts, except for such noncompliance that could not reasonably be expected to result in a Material Adverse Event. Aceragen shall use commercially reasonable efforts to enforce against the other party(ies) to each Material Contract all material terms and conditions thereunder. Aceragen shall not amend any Material Contract in any material respect or issue any waivers or consents or other approvals under any Material Contract without the prior written consent of NovaQuest (not to be unreasonably withheld or delayed), except where such amendment, waiver, or consent could not reasonably be expected to result in a Material Adverse Event. Aceragen shall ensure that all Licenses contain provisions that require the Licensees to notify Aceragen of any Material Adverse Event and that allow Aceragen to share information pertaining to the Development and Commercialization of the Product to NovaQuest as contemplated by this Agreement.

(d)Minimum Cash Balance. From receipt of the full Purchase Price until the achievement of the Satisfaction Milestone, Aceragen shall maintain at all times a minimum cash balance of Two Million Dollars ($2,000,000), provided that any failure to do so that is attributable to NovaQuest refusing or failing to provide timely funding in accordance with Section 3.1 shall be excused.

(e)Competing Products. Aceragen and its Affiliates shall not, and shall ensure that each Responsible Party shall not, directly or indirectly, at any time research, develop, market, promote, distribute, import, export, offer to sell, or sell any Competing Product, unless otherwise approved in writing by NovaQuest.

(f)Insurance. Within 30 days after the Closing, Aceragen will procure insurance policies concerning such casualties as would be reasonable and customary for companies like Aceragen, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

(g)Activities of Vizigen. Aceragen shall ensure that Vizigen does not (i) engage in any Development or Commercialization of the Product or any Competing Product or (ii) have any right, title or interest in or to any of the Product Assets.

8.6Use of Funds. Aceragen will use the Purchase Price and each Capital Contribution to fund the Development of the Product as set forth in a Development Plan, to meet its obligations under the Material Contracts and this Agreement (including without limitation insurance, financial reporting, patent-related matters and “bringing down” the representations and warranties) and any other uses will require the prior written consent of NovaQuest, provided that: (i) up to Three Million Dollars ($3,000,000) may be used to fund Aceragen’s obligation to pay the “Purchase Price” and to make the “Milestone Payment” in connection with the achievement of the first “Development Milestone”, each as defined in and set forth in the Enzyvant Asset Purchase Agreement, and (ii) Aceragen shall be permitted to pay the Wedbush Fee (as defined herein) (the “Enzyvant Expenses”).

ARTICLE IX

TERM AND TERMINATION

9.1Term of Agreement. The term of this Agreement shall commence as of the Effective Date and continue until terminated in accordance with this ARTICLE IX (the “Term”).

9.2Termination for Enzyvant Failure. If an Enzyvant Failure occurs, NovaQuest shall have the right at any time prior to the resolution of such Enzyvant Failure to terminate this Agreement in its entirety and to rescind its purchase of the Shares and the Warrant by providing written notice to Aceragen. Promptly upon its receipt of such notice, and within one (1) Business Day in any event, Aceragen shall refund the entire Purchase Price to NovaQuest in U.S. Dollars by electronic wire transfer of immediately available funds to an account designated by NovaQuest.

9.3Material Breaches. The occurrence of any of the following events, actions, or omissions shall constitute a material breach of this Agreement by Aceragen:

(a)Aceragen materially breaches any representation or warranty under this Agreement, any of the other Transaction Agreements, or under any other agreement between the Parties;

(b)Aceragen materially breaches any agreement, covenant, or obligation in this Agreement or under any other agreement between the Parties, or a Responsible Party other than

Aceragen materially breaches any agreement, covenant, or obligation in this Agreement applicable to Responsible Parties, and, to the extent curable, does not cure such breach within sixty (60) calendar days after the earlier of (i) NovaQuest’s provision of notice to Aceragen of such breach or (ii) Aceragen’s becoming aware of such breach;

(c)a Responsible Party terminates the Program in any material respect for any reason other than Technical Failure;

(d)Aceragen or a Responsible Party to whom Aceragen has granted exclusive rights to Product or Product IP in the U.S. or in one or more of the E.U., Germany, France, Italy, the United Kingdom, Spain or Japan (each such territory, a “Major Market”) that (i) files a petition seeking to take advantage of any laws relating to bankruptcy, insolvency, reorganization, winding up, or composition for adjustment of debts; (ii) consents to, or fails to contest within sixty (60) calendar days and in appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iii) applies for, consents to, or fails to contest within sixty (60) calendar days and in appropriate manner the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property; (iv) admits in writing its inability to pay its debts as they become due; (v) makes a general assignment for the benefit of creditors; or (vi) takes any corporate action for the purpose of authorizing any of the foregoing; or

(e)a case or other proceeding is commenced against Aceragen or a Responsible Party to whom Aceragen has granted exclusive rights to Product or Product IP in the U.S or in one or more Major Markets, in any court of competent jurisdiction seeking (i) relief under any laws relating to bankruptcy, insolvency, reorganization, winding up, or adjustment of debts or (ii) the appointment of a trustee, receiver, custodian, liquidator, or the like for Aceragen or such Responsible Party for all or any substantial part of its assets; and under either clause (i) or (ii) of this 9.3(d), such case or proceeding has continued without dismissal or stay for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) is entered.

9.4Termination for Cause. Upon the occurrence of any material breach of this Agreement by Aceragen, including as set forth in Section 9.2, NovaQuest may, without limiting any of its rights or remedies, terminate all of its remaining payment obligations under this Agreement immediately upon written notice to Aceragen. Notwithstanding such termination by NovaQuest of its remaining payment obligations hereunder, Aceragen’s payment obligations under ARTICLE W shall survive until they are fully and completely satisfied.

9.5Termination for Delay of Closing. This Agreement will automatically terminate in its entirety if (a) the Closing has not occurred on or before April 30, 2021 and (b) such delay of the Closing is because Aceragen has failed to satisfy, to NovaQuest’s satisfaction, any of the conditions set forth in Section 2.2(b).

9.6Termination for Redemption. This Agreement will automatically terminate in its entirety upon a Redemption effected in compliance with Section 8.3 and the Restated Certificate.

9.7Survival. Notwithstanding anything to the contrary contained in this Agreement, ARTICLE IV, Sections 5.1 and 5.2, ARTICLE VI, ARTICLE VII, Section 9.2, this Section 9.7, ARTICLE X, and ARTICLE XI shall survive the termination of this Agreement for any reason other than an automatic termination pursuant to Section 9.5.

ARTICLE X

INDEMNIFICATION

10.1General Obligations. Aceragen hereby agrees to indemnify, defend, hold harmless, and reimburse NovaQuest and its Affiliates and their respective managers, directors, officers, employees, agents, and its and their respective successors, heirs, and assigns (collectively, the “NovaQuest Indemnitees”) from and against any losses, costs, claims, damages, Liabilities, or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (each, a “Loss” and collectively, “Losses”) arising out of claims, suits, actions, or demands, in each case brought by a Third Party, or settlements or judgments arising therefrom (including personal injury, products liability, and intellectual property infringement or misappropriation claims) (each a “Third Party Claim”) as a result or arising out of:

(a)a Responsible Party’s, or its or their respective agent’s or contractor’s Development, promotion, marketing, handling, manufacture, Commercialization, packaging, labeling, storage, distribution, pricing, reimbursement, transport, use, sale, or other disposition of the Product;

(b)any breach by a Responsible Party of a representation or warranty of a Responsible Party contained in this Agreement or in any other agreement between the Parties or the breach or default by a Responsible Party of any covenant, agreement, or obligation of Aceragen contained in this Agreement or in any other agreement between the Parties;

(c)a Responsible Party’s failure to comply with Applicable Law;

(d)the negligence, recklessness, or intentional wrongful acts or omissions related to this Agreement of a Responsible Party, or contractors or any of their respective directors, employees, or agents; or

(e)any failure to pay the Wedbush Fee.

10.2Procedures.

(a)Notice. A NovaQuest Indemnitee seeking indemnification (the “Indemnified Party”) under Section 10.1 shall give prompt written notice to Aceragen (the “Indemnifying Party”) of the assertion of any claim in respect of which indemnity may be sought hereunder. Such notice shall include a description of the claim and the nature and amount of the applicable Loss, to the extent known at such time. The failure of an Indemnified Party to notify the Indemnifying Party on a timely basis or provide such information as set forth above will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party’s failure to give such notice and then solely to the extent thereof. The

Indemnified Party shall provide the Indemnifying Party with complete and correct copies of all papers and official documents received in connection with any Third Party Claims for which indemnity is sought hereunder and such other information with respect thereto as the Indemnifying Party may reasonably request. The Parties shall keep each other reasonably informed of any facts or circumstances that may be of material relevance in connection with the Loss for which indemnification is sought.

(b)In General. The Indemnifying Party may assume the defense of any Third Party Claim for which indemnity is sought hereunder by giving written notice thereof to the Indemnified Party within thirty (30) calendar days after the Indemnifying Party’s receipt of a notice provided pursuant to Section 10.2(a). Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, then the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.

(c)Right to Participate in Defense. Without limiting Section 10.2(b), any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim assumed by the Indemnifying Party and to employ counsel of its choice for such purpose. However, such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing; (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.2(b) (in which case the Indemnified Party may control the defense); or (iii) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Laws, ethical rules, or equitable principles, in which case such employment shall be at the expense of the Indemnifying Party.

(d)Settlement. With respect to any Third Party Claim, the Indemnifying Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim, only with the prior written consent of the Indemnified Party.

(e)Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim in respect of which indemnity is sought hereunder, the Indemnified Party shall, and shall cause each of its indemnitees to, reasonably cooperate in the defense or prosecution thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party chooses not to defend any Third Party Claim in respect of which indemnity is sought hereunder, then the Indemnifying Party shall cooperate with the Indemnified Party in the defense or prosecution thereof, including by furnishing such records, information, and testimony, providing such witnesses and attending such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnified Party to, and reasonable retention by the Indemnifying Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnifying Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)Breach by the Indemnifying Party of its Obligations. If the Indemnifying Party fails to timely (and in any event within 30 days) assume and diligently conduct the defense of any such Third Party Claim, then its right to defend that Third Party Claim shall terminate and the Indemnified Party may assume the defense of, and settle, such claim with counsel of its own choice and on such terms as it deems appropriate, without any obligation to obtain the consent of the Indemnifying Party.

ARTICLE XI

MISCELLANEOUS

11.1Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of Aceragen and NovaQuest contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of NovaQuest or Aceragen.

11.2Governing Law. This Agreement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of New York, as applied to agreements executed and performed entirely in the State of New York, without giving effect to the principles of conflicts of law thereof.

11.3Dispute Resolution.

(a)Subject to Section 11.4, prior to the initiation of any Arbitration between the Parties, any dispute, controversy, or claim arising under, out of, or in connection with this Agreement, including any subsequent amendments, regarding the validity, enforceability, construction, performance, or breach hereof (a “Dispute”) shall be first addressed between the Parties’ Senior Officers. Either Party shall have the right to refer a Dispute to the Parties’ Senior Officers for attempted resolution by sending a written notice to the other Party requesting the same (the “Dispute Notice”). If either Party provides a Dispute Notice, then the Senior Officer (or his or her designee) from each Party shall, by phone or in-person, discuss the Dispute in good faith, commencing within fourteen (14) calendar days after the delivery of the Dispute Notice and continuing until at least twenty-eight (28) calendar days after the delivery of the Dispute Notice.

(b)If the two Senior Officers (or their designees) have not reached a mutually acceptable resolution to the Dispute within twenty-eight (28) calendar days after the delivery of the Dispute Notice, then the Dispute shall be resolved by final, binding arbitration conducted under the rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”), as amended from time to time, except as provided in this Section 11.3 (“Arbitration”).

(c)Selection of Arbitrators. The Arbitration tribunal shall consist of three (3) arbitrators, which shall be selected as follows: (i) one (1) arbitrator shall be selected by Aceragen; (ii) one (1) arbitrator shall be selected by NovaQuest; and (iii) one (1) arbitrator shall be selected by the two (2) foregoing arbitrators (each such arbitrator, an “Arbitrator”). Each of the Arbitrators shall have prior experience in the biopharmaceutical industry. No Arbitrator shall be a current or former employee, shareholder, officer, or director of, or consultant, or advisor to, or other representative of, either Party. If (A) either Party fails to select an Arbitrator within thirty (30) calendar days following expiration of the twenty-eight (28) calendar day period in Section 11.3(b) or (B) the two (2) Arbitrators selected by the Parties fail to select the third Arbitrator within fifteen (15) calendar days after the selection of the first two (2) Arbitrators by the Parties, then, at the request of either Party, the AAA shall make such selection(s) on behalf of the Parties in accordance with the AAA Rules.

(d)Venue and Language. The venue of the Arbitration shall be Raleigh, North Carolina, USA. The Arbitration shall be conducted in English, and all foreign language documents shall be submitted in the original language and shall be accompanied by a translation into English.

(e)Time Periods. Upon the written mutual agreement of both Parties, any time period specified in this Section 11.3 or the AAA Rules shall be extended or accelerated according to the Parties’ written mutual agreement. The Arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration.

(f)Consolidation of Disputes. In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the Arbitration proceeding, the Arbitrators may consolidate the Arbitration proceeding with any other Arbitration proceeding relating to this Agreement. The Arbitrators shall not consolidate such Arbitrations unless they determine that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.

(g)Costs. The costs of the Arbitration, including reasonable fees plus expenses to be paid to the Arbitrator(s) and the reasonable out-of-pocket costs (including the costs incurred for translation of the documents into English, reasonable attorneys’ and expert witness fees, and reasonable travel expenses) of the prevailing Party shall be borne by (i) the losing Party, if the Arbitrator(s) rule in favor of one Party on all disputed issues in the Arbitration and (ii) by the Parties, as allocated in writing by the Arbitrator(s) in a manner with a reasonable relationship to the outcome of the Arbitration, if the Arbitrator(s) rule in favor of one Party with respect to some issues and in favor of the other Party with respect to other issues and, in either case ((i) or (ii)), paid within thirty (30) calendar days from the final decision by the Arbitrator.

(h)Decision to be Binding. The decision by the Arbitrators shall be final and binding on the Parties, non-reviewable and non-appealable, and judgment upon any arbitral award may be entered and enforced by any court or other judicial authority of competent jurisdiction.

(i)Confidentiality. All Disputes under this Agreement shall be subject to the confidentiality restrictions contained in ARTICLE V herein. All settlement negotiations, proceedings, and any award and any information obtained from the other Party in connection with the Arbitration shall be deemed “Confidential Information” subject to ARTICLE VI; provided, however, that the Parties further agree that such Confidential Information may be disclosed to the extent necessary to enforce any award or enforce this Agreement to arbitrate.

11.4Equitable Relief. Each of the Parties hereto acknowledges that the other Party may have no adequate remedy at law if it fails to perform any of its obligations under ARTICLE VI of this Agreement. In such event, each of the Parties agrees that the other Party shall have the right, in addition to any other rights it may have (whether at law or in equity), to pursue equitable remedies such as injunction and specific performance for the breach or threatened breach of any provision of such ARTICLE VI from any court of competent jurisdiction.

11.5No Finder’s Fees. Except for the payment of certain amounts owed to by Aceragen to Wedbush Securities Inc. pursuant to that certain letter agreement entered into between Aceragen and Wedbush (the “Wedbush Fee”), each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

11.6Expenses. Except as expressly set forth herein, each Party shall be responsible for and bear all of its own costs and expenses (including any legal fees and any accountants’ fees) with regard to the negotiation and consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, at the Closing, Aceragen shall pay NovaQuest an amount not to exceed, in the aggregate, $75,000, as a reimbursement of its reasonable legal fees and due diligence expenses. If, after the Effective Date, Aceragen requests an amendment of this Agreement or the Security Agreement in connection with any restructuring, reorganization, or similar transaction to which Aceragen or any Affiliate of Aceragen is a party, then Aceragen will reimburse NovaQuest for the reasonable and documented legal and accounting fees and expenses NovaQuest incurs in connection with such amendment within ten (10) Business Days of NovaQuest’s written request for reimbursement.

11.7Relationship of the Parties. Nothing in this Agreement is intended to be construed so as to suggest that either Party (except as expressly set forth herein) is obligated to provide, directly or indirectly, any advice, consultations, or other services to the other Party. Neither Party shall have any responsibility for the hiring, termination, or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without such Party’s approval. For all purposes and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. This Agreement is not a partnership agreement, and nothing in this Agreement shall be construed to establish a relationship of copartners or joint venturers between the Parties.

11.8Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned in whole or in part by either Party, by operation of law or otherwise, without the prior written consent of the other Party; provided, however, that NovaQuest may, without such consent, (a) assign, sell, or otherwise transfer this Agreement to an Affiliate of NovaQuest, provided that such Affiliate is not engaged a Competing Business; provided that such Affiliate agrees to be bound by the terms and obligations of this Agreement, or (b) assign, sell, pledge, contribute, or otherwise transfer, in whole or in part, its rights to receive any payments under this Agreement, or (c) assign, sell, pledge, contribute, or otherwise transfer, in whole, together with rights to receive payments under this Agreement, its rights to enforce such payment rights, and its rights to conduct audits or receive information and audit findings under ARTICLE

V to any Person, and such Person may assign, sell, pledge, contribute, or otherwise transfer such rights to another Person, in each case so long as no such Person is actively engaging in the development or commercialization of a Competing Product. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns. Any assignment or attempted assignment not in accordance with this Section 11.8 shall be null and void.

11.9Notices. All notices, consents, waivers, requests, and other communications hereunder shall be in writing and shall be delivered in person, sent by confirmed electronic mail, sent by overnight courier (e.g., Federal Express), confirmed facsimile transmission or posted by registered or certified mail, return receipt requested, with postage prepaid, to following addresses of the Parties:

If to Aceragen:

Aceragen, Inc.
15 T.W. Alexander Drive, Suite 418
Research Triangle Park, NC 27709
Attention: John Taylor
Email: jtaylor@aceragen.com

with a copy to:

Hutchison PLLC
3110 Edwards Mill Road, Suite 300
Raleigh, NC 27612
Attention: Counsel to Aceragen, Inc.

If to NovaQuest:

NovaQuest Co-Investment Fund XV, L.P.
4208 Six Forks Road, Suite 920
Raleigh, NC 27609
Attention: Jonathan Tunnicliffe
Telephone:
E-mail: jonathan.tunnicliffe@nqcapital.com

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attn: Daniel S. Proper
Telephone: 919-781-4000
E-mail: dporper@wyrick.com

or to such other address or addresses as NovaQuest or Aceragen may from time to time designate by notice as provided herein. Any such notice shall be deemed given (a) when actually received when so delivered personally or by overnight courier; (b) if mailed, other than during a period of general discontinuance or disruption of postal service due to strike, lockout or otherwise, on the fifth (5th) calendar day after its postmarked date thereof; or (c) if sent by e-mail with acknowledgement of receipt, transmission on the date sent if such day is a Business Day or the next following Business Day if such day is not a Business Day.

11.10Severability. If any provision hereof should be held invalid, illegal, or unenforceable in any jurisdiction, then the Parties shall negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction. Nothing in this Agreement shall be interpreted so as to require a Party to violate any Applicable Law.

11.11Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Agreement on any future occasion.

11.12Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, including the Warrant and the Security Agreement) set forth all of the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties relating to the subject matter hereof and thereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties relating to the subject matter hereof other than as set forth in this Agreement (including the Exhibits and Schedules hereto, including the Warrant and the Security Agreement). The Parties acknowledge and agree that the Parties’ respective rights and obligations with regard to the subject matter herein are enshrined in this Agreement , the Warrant, and the Security Agreement. Any conflict or inconsistency between the main body of this Agreement, the Exhibits or Schedules and/or any other documents to be delivered pursuant hereto shall be resolved in accordance with the following order of priority: (a) main body of this Agreement; (b) Exhibits and Schedules; and (c) other documents.

11.13Third Party Beneficiaries. Except with regard to the NovaQuest Indemnitees under ARTICLE X, all rights, benefits, and remedies under this Agreement are solely intended for the benefit of the Parties (including their permitted successors and assigns), and no Third Party (except the NovaQuest Indemnitees with regard to their rights, benefits, and remedies under ARTICLE X of this Agreement and except for the Parties’ permitted successors and assigns) shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement; (b) seek a benefit or remedy for any breach of this Agreement; or (c) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff, or counterclaim to any action or claim brought or made by the Parties (or any of their permitted successors and assigns).

11.14Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules, or Exhibits, such reference shall be to an Article, Section, Schedule, or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes”, and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless specified otherwise, all statements of, or references to, monetary amounts in this Agreement are to U.S. Dollars. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement. Provisions that require that a Party or the Parties “agree,” “consent”, “approve”, or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise. Words of any gender include the other gender, and words using the singular or plural number also include the plural or singular number, respectively. Neither Party hereto shall be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Party or the other. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to require to be taken on the next occurring Business Day.

11.15Amendments. This Agreement may be amended, modified, or supplemented only by a written amendment or agreement signed by an authorized officer of both NovaQuest and Aceragen.

11.16No Implied Licenses. Each Party acknowledges that the rights granted in this Agreement are limited to the scope expressly granted, and all other rights to each Party’s respective technologies and intellectual property rights are expressly reserved to the Party owning or controlling such technologies and intellectual property rights.

11.17Time. Time is of the essence with respect to this Agreement and each of its provisions.

11.18Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each of the parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or via e-mail in .pdf file format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

11.19Further Assurances. Each of the Parties hereto shall execute and deliver such additional documents, certificates, and instruments and shall perform such additional acts as may be reasonably requested and necessary or appropriate to carry out the purposes and intent and all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.

11.20Remedies. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. Unless specifically and expressly stated in this Agreement as exclusive, each remedy of the Parties specified in this Agreement is not exclusive, and, subject to the terms of this Agreement, is cumulative. The Parties shall be entitled to pursue any available legal or equitable remedy for breach of this Agreement or any provision hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Stock and Warrant Purchase Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Aceragen, Inc.

By:	/s/ John Taylor
Name:	John Taylor
Title:	President and CEO

IN WITNESS WHEREOF, the Parties have executed this Stock and Warrant Purchase Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

NovaQuest Co-Investment Fund XV, L.P.

By: NQ POF V GP, Ltd., its general partner

By:	/s/ John L. Bradley, Jr.
Name:	John L. Bradley, Jr.
Title:	Director